AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 30, 2009
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONOLOG CORPORATOIN
(Exact name of registrant as specified in its charter)

Delaware	3679	22-1847286

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5 Columbia Road, Somerville, New Jersey 08876
(908) 722-8081
(Address and telephone number of principal executive offices)

Robert S. Benou
5 Columbia Road
Somerville, New Jersey 08876
908 722-8081
(Name, address and telephone number of agent for service)

Copies to:

David B. Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

(COVER CONTINUES ON FOLLOWING PAGE)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer
☐ Accelerated filer
☒ Non-accelerated filer
☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount To Be Registered		Proposed Maximum Aggregate Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share	635,070	shares (2)	$1.96	$1,244,737	$69.46

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the NASDAQ Capital Markets on November 24, 2009, which was $1.96 per share.

(2) Represents shares of common stock of Conolog Corporation. issuable upon exercise of outstanding warrants, offered by the selling stockholders.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED November 30, 2009

CONOLOG CORPORAITON
NASDAQ trading symbol: CNLG
635,070 Shares of Common Stock

This prospectus relates to the public offering of up to 635,070 shares of common stock, par value $0.01 per share, of Conolog Corporation, by the selling stockholder, which are issuable upon exercise of warrants with an exercise price of $1.12. The number of shares being registered is 33% of the shares held by non-affiliates of our Company.

The selling stockholders may sell Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders. We will pay the expenses of registering these shares.

Investment in the Common Stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 3 of this prospectus before purchasing any of the shares offered by this prospectus.

Our common stock is quoted on NASDAQ and trades under the symbol “CNLG”. The last reported sale price of our common stock on the NADAQ on November 24, 2009, was approximately $1.96 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is_________, 2009.

CONOLOG COPRAITON

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

i

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled “Risk Factors” before deciding to invest in our common stock.

About Us

We are engaged in the design, production (directly and/or through subcontractors) and distribution of small electronic and electromagnetic components and sub-assemblies for use in telephone, radio and microwave transmission and reception and other communication areas that are used in both military and commercial applications. Our products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets. We were organized in 1968 and were engaged primarily in the design and manufacture of electronic components and systems for military applications.

In July 1971, we merged with DSI Systems, Inc., then engaged in the development and manufacture of terminal viewers for digital retrieval of microfilm. Later that year, we changed our name to Conolog Corporation.

In 1981 we acquired one of our customers, INIVEN Corporation (“INIVEN”). At that time, we were manufacturing, on behalf of INIVEN, a line of transmitters and receivers used for controlling and transceiving the measurement of the flow of gases and liquids, by gas and water utilities for controlling the flow of waste water and sewage and measuring and controlling traffic.

During 1987, we made a strategic decision to redirect our focus from military to commercial markets. Since that time, we have refocused on manufacturing and marketing our products for the commercial marketplace rather than depend on the military and defense-related markets. Our primary emphasis was on products for electric utilities, co-generation of power, gas and water companies, traffic control for departments of transport (DOT) and airports utilizing DSP (Digital Signal Processing) technology.

In September 1998, we acquired the assets of Atlas Design, Inc., a human resource outsourcing company, to further our strategy of mergers and acquisitions, and to assist in providing qualified engineering and technical staff in support of our longer term contracts.

In January 2001, we acquired substantially all of the assets of Prime Time Staffing Inc. and Professional Temp Solutions, Inc. These companies provided permanent and temporary employees for the graphics design firms, book publishing companies and engineering businesses.

During the year ended July 31, 2001, we formed a wholly owned subsidiary, Lonogoc Corporation. In August, 2000, Lonogoc Corporation purchased the assets of Independent Computer Maintenance Corporation, which provided installation, maintenance, and troubleshooting of computer systems and networks. On October 22, 2002, we entered an agreement to rescind the Asset Purchase Agreement between us and Independent Computer Maintenance Corporation. Under the rescission agreement, Conolog and its subsidiary agreed to transfer all assets previously purchased pursuant to the Asset Purchase Agreement, to the extent they still exist, to the former seller. The return of the purchase price paid for the assets was $600,000, $300,000 in cash at closing, a note, which is secured by a first mortgage on a condominium, for $150,000 bearing an interest rate of 7.5% of which will be paid over 24 months in equal monthly installments of $6,750 per month beginning December 2002, and an unsecured note receivable for $137,350 payable over 10 years beginning December 2004 bearing an interest rate of 5%.

In March 2004, we ceased operating our staffing business. The assets of our wholly-owned subsidiary, Nologoc, Inc. trading as Atlas Design, were sold to the subsidiary’s Vice President. In consideration of the sale, we received $34,000 in cash.

We are engaged in the design and manufacture of (i) transducers, which are electro-magnetic devices which convert electrical energy into mechanical and other forms of physical energy, or conversely convert mechanical and other forms of physical energy into electrical energy; (ii) digital signal processing (DSP) systems and electromagnetic wave filters for differentiation among discreet audio and radio frequencies; (iii) audio transmitters and modulators, for the transmission over telephone lines, microwave circuits, or satellite, of electrical signals obtained from transducers, data generated in electronic code form or by computers or other similar equipment (not manufactured by us); (iv) audio receivers and demodulators which are small systems which receive and decode the signals from the audio transmitters and convert them into digital codes for input into computers, teletypes or other similar equipment (not manufactured by us) or convert such signals into mechanical or other form of energy, such as opening or closing valves, or starting or stopping a motor; (v) magnetic “networks” which are devices that permit the matching or coupling of different types of communication equipment together or many identical or similar equipment together or onto telephone or other transmission lines so as not to cause interference; and (vi) analog transmitters and receivers, which permit the coding/transmission and receiving/decoding of a constantly variable data, such as the water level in a tank, pressure in a pipe or temperature, by actually displaying the exact information at the receiving end in digital form for storing in a computer or other devices, or by physically displaying the information in a visual fashion such as a numerical readout or meter, and (vii) multiplexer supervisory controls, which enable callers with high volumes of supervisory data to transmit on fewer phone lines.

Such products are used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for utilities, tele-printing of transmitted data such as news and stock market information and for use by electric utilities in monitoring power transmission lines for faults and/or failures. Our products may be used independently or in combination with other products to form a system type configuration, whereby our equipment is pre-assembled in a large cabinet with other equipment in a configuration that would provide the end user with protection as well as operational status displays.

Recent Developments

We entered into a Subscription Agreement (the “Subscription Agreement”), dated as of August 3, 2009, with three investors, pursuant to which we sold an aggregate of One Million Dollars of our principal amount of secured convertible notes (the “Notes”). On August 3, 2009, we received gross proceeds of $500,000 and $500,000 (the “Escrowed Funds”) was placed in escrow pursuant to an Escrow Agreement between the Company, the Subscribers and Grushko & Mittman, as escrow agent. Pursuant to the Subscription Agreement, we agreed to file a preliminary proxy statement with the Securities and Exchange Commission by September 2, 2009 seeking approval for the transactions contemplated by the Subscription Agreement and we had to obtain approval of our shareholders within 90 days of August 3, 2009. The Shareholder Approval was obtained on September 24, 2009 and the Escrowed Funds were released and after payment of fees in the amount of $50,000 to the placement agent in the transaction the Company received net proceeds of $450,000 (prior to the deduction of other fees and expenses related to the Offering).

The initial interest rate of the Notes was 4% per annum and upon the Shareholder Approval, the interest rate became 8% per annum. Interest on the notes shall accrue from August 3, 2009 and shall be payable quarterly, in arrears, commencing six months after the Closing Date and on the maturity date of the Note. The Conversion Price of the Notes is $.78 but in no vent greater than $1.00 per share as the same may be adjusted (the “Fixed Conversion Price”). Commencing on February 3, 2010, the Conversion Price shall be the lessor of the Fixed Conversion Price or 75% of the lowest three closing bid prices for the Company’s common stock for the ten days prior to when the Note is converted.

The Company also issued the Subscribers Class A Warrants to purchase 2,564,103 shares of the Company’s Common Stock at $1.12 per share. The Class A warrants are exercisable for a period beginning on August 3, 2009 and terminate on August 3, 2014.

Pursuant to the Subscription Agreement, the Company also issued the Subscribers a total of 40,000 class B Warrants. The Class B Warrants entitles the Subscribers, until July 3, 2012, to purchase up to $4,000,000 of principal amount of the Company’s 8% notes on the same terms as the Notes. Upon the exercise of the Class B Warrants, the holder of the Class B Warrant will be issued two Class C Warrants for Each share of the Company’s common stock that would be issued on the exercise date of the Class B Warrant assuming the full conversion of the notes issued on such date. For each $100,000 of principal of notes purchased pursuant to the Class B Warrants, the Subscribers will surrender 1,000 Class B Warrants.

The Notes cannot be converted to the extent such conversion would cause the Subscriber, together with such holder’s affiliates, to beneficially own in excess of 4.99% of the of the Company’s outstanding common stock immediately following such conversion.

The Company also entered into a Security Agreement pursuant to which it granted the Subscribers a security interest in its assets. The security interest granted pursuant to the Security Agreement will terminate when the Approval is obtained or the Notes (including outstanding interest due thereon) are repaid.

The Company paid Garden State Securities, Inc., the selling agent for this transaction, a cash fee of $100,000 (10% of the aggregate gross proceeds received by the Company) and issued Garden State (or its employees) warrants to purchase 256,410 shares of the Company’s common stock.

The issuance and sale of the Notes and warrants pursuant to the Subscription Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection of the Private Placement. The issuance of the warrant to the selling agent (including its employees and affiliates) was made in reliance upon the exemption provided in Section 4(2) of the Securities Act.

About This Offering

This prospectus includes 635,070 shares of our Common Stock issuable upon the exercise of our Class A Common Stock Purchase Warrant which were issuable pursuant to the Subscription Agreement dated August 3, 2009. The amount of shares represents 33% of the shares held by non-affiliates of our Company.

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of Common Stock by the selling stockholders. We will receive the sale price of any Common Stock we sell to the selling stockholders upon exercise of warrants for cash. If all of such warrants are exercised for cash, we will receive $711,278. There is no assurance that any of the warrants will be exercised. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

Summary of the Shares offered by the Selling Stockholders.

The following is a summary of the shares being offered by the selling stockholders:

Common Stock offered by the selling stockholders	Up to 635,070 shares of Common Stock, are issuable upon exercise of warrants.(1)

Common Stock outstanding prior to the offering	3,180,846 (2)

Common Stock to be outstanding after the offering	3,815,916 assuming the full exercise of the warrants the underlying shares of which are included in this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock hereunder, but will receive the amount of the exercise price of the warrants if such warrants are exercised for cash.

(1) The selling shareholders are seeking to register 635,070 shares of the our Common Stock which are issuable upon the exercise of Call A Common Stock Purchase Warrants, which were issued to them pursuant to the Subscription Agreement dated August 3, 2009.

(2) Based upon the total number of issued and outstanding shares as of November 20, 2009.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this document entitled “Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to our Business

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock.

Any significant downward pressure on the price of our common stock as our shareholders sell shares of our common stock could encourage short sales. Any such short sales could place further downward pressure on the price of our common stock.

We have a history of operating losses and thus we may not be profitable in the future.

Our continued existence is dependent upon us successfully expanding our business and attaining profitable operations. We have historically had net losses from operations and there can be no assurance that we will be profitable in the future. If we are not profitable and cannot attain sufficient capital to fund our operations we may have to cease our operations.

We have many competitors and we may not be able to compete effectively against them.

The market for our manufactured products is very competitive. There are several companies that manufacture products similar to the products we sell. Most of these companies are substantially larger than us and have substantially greater name recognition, financial resources and personnel than we do.

Our success depends on keeping up with technological changes.

The market for our manufactured products is characterized by rapid technological changes and advances. Our failure to continue to introduce new products in a timely or cost effective manner or our failure to continue to improve our existing products in a timely or cost effective manner would materially adversely affect our operating results, and as a result, we may not be able to compete effectively against them.

We are dependent on a few large customers.

Our dependence on major customers including Bonneville Power Authority, Surtek Industries, NIPSCO, Tucson Electric Power and U.S. Defense Supply Command, which accounted for an aggregate $1,078,947 or 63.7% of our total sales during the fiscal year ended July 31, 2009, subjects us to significant financial risks in the operation of our business if a major customer were to terminate or materially reduce, for any reason, its business relationship with us.

We may not be able to attract the qualified personnel we need to succeed.

Because of the technical nature of our business, we are dependent upon our ability to attract and retain technologically qualified personnel. Competition for individuals with proven professional or technical skills is intense, and the demand for these individuals is expected to remain very strong for the foreseeable future. Larger companies may be able to pay substantially higher salaries than we are able to pay. Therefore, we may not be successful, especially during increased economic activity, in attracting qualified personnel.

Our minimal staff may have difficulty managing our operations.

We only employ about 16 people on a full time basis. Approximately 8 of our full time employees are involved in production. Our success is dependent upon the services of our current management, particularly Robert S. Benou, our Chairman, Chief Executive Officer and Chief Financial Officer and Marc Benou our President, Chief Operating Officer and Secretary. Messrs. Robert Benou and Marc Benou are currently serving under employment contracts that renew on a year-to-year basis unless terminated by either party thereto upon at least 90 days notice prior to the expiration of the then current term of such agreement. If the employment of Messrs. Robert Benou or Marc Benou terminates, or if either is unable to perform his duties, we may be materially and adversely affected.

We are dependent on component manufacturers to provide us with the parts we need.

We are dependent on outside suppliers for all of the subcomponent parts and raw materials we need to assemble our products. A shortage, delay in delivery, or lack of availability of a part could lead to assembling delays, which could reduce sales. We also purchase some custom parts, primarily printed circuit boards. The failure of a supplier of one of these customized components could cause a lengthy delay in production, resulting in a loss of revenues.

We have limited cash and may not be able to receive additional financing.

As of October 31, 2009, we had approximately $455,000 cash. We believe that this, together with anticipated cash flows from operation will be sufficient to satisfy our working capital requirements for the foreseeable future. However, we may need to seek additional financing sooner than we anticipate as a result of factors including but not limited to the following:

o	changes in operating plans

o	lower than anticipated sales

o	increased operating costs; and

o	potential acquisitions

However, additional financing may not be available on commercially reasonable terms, if at all.

Our stock price may fluctuate, which may make it difficult to resell your shares at attractive prices.

The market price of our common stock may experience fluctuations. The market price of our common stock has been volatile, and may continue to be volatile. Factors that could cause volatility in our stock price include:

o	fluctuations in our quarterly operating results;

o	stock market prices and volume fluctuations generally;

o	economic conditions specific to any of the industries that we conduct business in;

o announcements by us or our competitors relating to new services or technologies, significant acquisitions, significant orders, strategic relationships, joint ventures or capital commitments; and

o	applicable regulatory developments.

If we are delisted from the Nasdaq Capital Market, you may also find it more difficult to trade our common stock due to “penny stock” rules.

If we are unable to satisfy the requirements for continued quotation on Nasdaq, trading, if any, in our common stock would be conducted in the over-the-counter market in what is commonly referred to as the “pink sheets” or on the OTC Bulletin Board. If our shares become subject to the regulations on penny stocks, the price and ability to sell our shares would be severely affected because the shares could only be sold in compliance with the penny stock rules.

The issuance of shares upon conversion of our convertible securities and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

As of October 31, 2009, we had outstanding warrants to purchase 2,693,081 shares of our common stock, of which warrants to purchase 2,564,102 shares of our common stock have an exercise price of $1.12 per share, warrants to purchase 128,979 shares of our common stock have a weighted average exercise price of $3.83 per share. As of October 31, 2009, we also had outstanding convertible notes having an aggregate principal balance of $778,744 which are convertible into 998,390 shares of our common stock at a conversion price of $0.78 per share. Subject to the terms of the convertible notes we may also issue shares of our common stock to pay interest due on the convertible notes. The issuance of shares of our common stock upon the exercise of warrants or upon conversion of the notes may result in substantial dilution to the interests of other stockholders.

FORWARD-LOOKING STATEMENTS

          Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of Common Stock offered by the selling stockholders. However, we will generate proceeds from the cash exercise of the warrants by the selling stockholders, if any. We intend to use those proceeds for general corporate purposes.

SELLING SECURITY HOLDERS

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus. None of the selling shareholders is a broker-dealer. The selling stockholders may sell up to 635,070 shares of our Common Stock from time to time in one or more offerings under this prospectus, which shares are issuable upon the exercise of our Class A Common Stock Purchase Warrants by the selling stockholders. Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.

Name of Selling Stockholder	Beneficial Ownership Before the Offering (1)	Percentage of Ownership Before the Offering	Shares of Common Stock Included in Prospectus (2)	Beneficial Ownership After the Offering (3)	Percentage of Ownership After Completion of Offering (3)

Alpha Capital Anstalt (4)	167,060	4.99%	285,782	200,414	4.99%
Whalehaven Capital Fund Limited(5)	167,060	4.99%	95,260	200,414	4.99%
Osher Capital Partners LLC (6)	167,060	4.99%	254,028	200,414	4.99%

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. As of November 20, 2009, the Company had 3,180,846 shares of common stock issued and outstanding.

(2) Represents the selling stockholders’ pro rata share of shares of common stock issuable upon exercise of the Company’s Class A Common Stock Purchase Warrants.

(3) Assumes the sales of all shares included in this prospectus.

(4) The beneficial ownership for Alpha Capital includes 167,060 shares of the Company’s common stock issuable upon the conversion of a Secured Convertible Note but does not include 409,863 shares of the Company’s common stock issuable upon the conversion of the note and 1,153,846 shares of Common Stock issuable upon the exercise the exercise of the Company’s Class A Common Stock Purchase Warrant, as the note and warrants prevent the holder from purchasing than 4.99% of the Company’s common stock. The beneficial ownership also does not include any securities issuable upon the exercise of the Class B Common Stock Purchase Warrant.

(5) The beneficial ownership for Whalehaven Capial include 167,060 shares of the Company’s common stock issuable upon the conversion of a Secured Convertible Note but does not include 345,761 shares of the Company’s common stock issuable upon the conversion of the note, 1,025,641 shares of Common Stock issuable upon the exercise the exercise of the Company’s Class A Common Stock Purchase Warrant, as the note and warrants prevent the holder from purchasing than 4.99% of the Company’s common stock. The beneficial ownership also does not include any securities issuable upon the exercise of the Class B Common Stock Purchase Warrant.

(6) The beneficial ownership for Osher Capital includes 167,060 shares of the Company’s common stock issuable upon the conversion of a Secured Convertible Note but does not include 25,248 shares of the Company’s common stock issuable upon the conversion of the note, 384,615 shares of Common Stock issuable upon the exercise the exercise of the Company’s Class A Common Stock Purchase Warrant, as the note and warrants prevent the holder from purchasing than 4.99% of the Company’s common stock. The beneficial ownership also does not include any securities issuable upon the exercise of the Class B Common Stock Purchase Warrant.

PLAN OF DISTRIBUTION

This prospectus includes 635,070 shares of common stock offered by the selling stockholders.

Each selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

A selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. A selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

A selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify certain of the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

We agreed to use commercially reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

DESCRIPTION OF SECURITIES TO BE REGISTERED

          This prospectus includes 635,070 shares of our Common Stock offered by the selling stockholders. The following description of our Common Stock is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock, of which 500,000 shares have been designated as Series A Preferred and 500,000 shares have been designated as Series B Preferred. 155,000 shares of the Company’s Series A preferred are outstanding and 1,197 shares of our Series B Preferred are outstanding.

COMMON STOCK

     As of November 20, 2009 3,180,846 shares of our common stock are issued and outstanding.

     Holders of the Common Stock are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors. The By-laws of the Company require that only a majority of the issued and outstanding shares of Common Stock must be represented to constitute a quorum and to transact business at a stockholders meeting.

     Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities and payments to holders of Preferred Stock. There are presently no plans to pay dividends with respect to the shares of Common Stock. The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock.

DESCRIPTION OF BUSINESS

Overview

          HISTORY

We were organized in 1968 and were engaged primarily in the design and manufacture of electronic components and systems for military applications.

In July 1971, we merged with DSI Systems, Inc., then engaged in the development and manufacture of terminal viewers for digital retrieval of microfilm. Later that year, we changed our name to Conolog Corporation.

In 1981 we acquired one of our customers, INIVEN Corporation (“INIVEN”). At that time, we were manufacturing, on behalf of INIVEN, a line of transmitters and receivers used for controlling and transceiving the measurement of the flow of gases and liquids, by gas and water utilities for controlling the flow of waste water and sewage and measuring and controlling traffic.

During 1987, we made a strategic decision to redirect our focus from military to commercial markets. Since that time, we have refocused on manufacturing and marketing our products for the commercial marketplace rather than depend on the military and defense-related markets. Our primary emphasis was on products for electric utilities, co-generation of power, gas and water companies, traffic control for departments of transport (DOT) and airports utilizing DSP (Digital Signal Processing) technology.

In September 1998, we acquired the assets of Atlas Design, Inc., a human resource outsourcing company, to further our strategy of mergers and acquisitions, and to assist in providing qualified engineering and technical staff in support of our longer term contracts.

In January 2001, we acquired substantially all of the assets of Prime Time Staffing Inc. and Professional Temp Solutions, Inc. These companies provided permanent and temporary employees for the graphics design firms, book publishing companies and engineering businesses.

During the year ended July 31, 2001, we formed a wholly owned subsidiary, Lonogoc Corporation. In August, 2000, Lonogoc Corporation purchased the assets of Independent Computer Maintenance Corporation, which provided installation, maintenance, and troubleshooting of computer systems and networks. On October 22, 2002, we entered an agreement to rescind the Asset Purchase Agreement between us and Independent Computer Maintenance Corporation. Under the rescission agreement, Conolog and its subsidiary agreed to transfer all assets previously purchased pursuant to the Asset Purchase Agreement, to the extent they still exist, to the former seller. The return of the purchase price paid for the assets was $600,000, $300,000 in cash at closing, a note, which is secured by a first mortgage on a condominium, for $150,000 bearing an interest rate of 7.5% of which will be paid over 24 months in equal monthly installments of $6,750 per month beginning December 2002, and an unsecured note receivable for $137,350 payable over 10 years beginning December 2004 bearing an interest rate of 5%.

In March 2004, we ceased operating our staffing business. The assets of our wholly-owned subsidiary, Nologoc, Inc. trading as Atlas Design, were sold to the subsidiary’s Vice President. In consideration of the sale, we received $34,000 in cash.

PRODUCTS

We are engaged in the design and manufacture of (i) transducers, which are electro-magnetic devices which convert electrical energy into mechanical and other forms of physical energy, or conversely convert mechanical and other forms of physical energy into electrical energy; (ii) digital signal processing (DSP) systems and electromagnetic wave filters for differentiation among discreet audio and radio frequencies; (iii) audio transmitters and modulators, for the transmission over telephone lines, microwave circuits, or satellite, of electrical signals obtained from transducers, data generated in electronic code form or by computers or other similar equipment (not manufactured by us); (iv) audio receivers and demodulators which are small systems which receive and decode the signals from the audio transmitters and convert them into digital codes for input into computers, teletypes or other similar equipment (not manufactured by us) or convert such signals into mechanical or other form of energy, such as opening or closing valves, or starting or stopping a motor; (v) magnetic “networks” which are devices that permit the matching or coupling of different types of communication equipment together or many identical or similar equipment together or onto telephone or other transmission lines so as not to cause interference; and (vi) analog transmitters and receivers, which permit the coding/transmission and receiving/decoding of a constantly variable data, such as the water level in a tank, pressure in a pipe or temperature, by actually displaying the exact information at the receiving end in digital form for storing in a computer or other devices, or by physically displaying the information in a visual fashion such as a numerical readout or meter, and (vii) multiplexer supervisory controls, which enable callers with high volumes of supervisory data to transmit on fewer phone lines.

Such products are used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for utilities, tele-printing of transmitted data such as news and stock market information and for use by electric utilities in monitoring power transmission lines for faults and/or failures. Our products may be used independently or in combination with other products to form a system type configuration, whereby our equipment is pre-assembled in a large cabinet with other equipment in a configuration that would provide the end user with protection as well as operational status displays.

PRESENT STATUS/BUSINESS PRODUCT DESCRIPTION

We are engaged in three basic market segments:

1)	Commercial Sales (Under the trade name “INIVEN” (a Division of Conolog))

	•	Direct sales to end-users

	•	Sales to system assemblers

	•	Sales to contractors/installers

2)	Military Sales

	•	Direct contract sales to military

	•	As subcontractor to systems producers

	•	Foreign governments

3)	Commercial Sales - As Manufacturing Subcontractor to Systems Producers.

MILITARY SALES

Military sales are primarily for our electromagnetic wave filters used in military radios, vehicles (cars, trucks or tanks), portable (backpack), special signaling equipment and exchanges (as in field command posts), ship to ship teletype signaling filters used in deployment of ships (UCC-1 and UCC-4 systems) as well as many other signaling applications where accurate electromagnetic frequency control is required.

Our military sales are received through independent sales representatives who are paid a commission.

COMMERCIAL “INIVEN” SALES AND PRODUCTS

“INIVEN” equipment is designed around four (4) core product groups:

1)	PTR and PDR Teleprotection Series (Protective Tone Relaying Communications Terminal), which includes the PTR-1000, PTR-1500 and PDR-2000.

2)	Audio Tone & Telemetry Equipment (Audio Tone Control, Telemetering and Data Transmission Systems), which includes Series “98”, “68”, “40” and “GEN-1”.

3)	Multiplex Supervisory Control System

4)	Communication Link Multihead Fiber Optic Couplers and Industrial Grade 1200 Baud Modems.

PTR AND PDR TELEPROTECTION SERIES

This product is designed for use exclusively by electric power generators (electric utilities and co-generators) in order to protect their transmission and distribution lines. The PTR-1000, by monitoring the output signal of the transmission equipment in less than one hundredth of a second protects the transmission and distribution lines.

The PTR-1000 are installed in pairs, one unit at each end of the line. Each unit is connected and in constant communication with the other, as they continuously monitor the line for faults. In the event of a fault occurring (such as a downed line or a short circuit) at either end and when confirmed by the receiving PTR-1000 unit, the line is immediately isolated for shut down, averting costly damage and downtime.

The PTR-1000 system is composed of a transmitter, dual receivers, a logic card (brain center and controller of the system), relay module, line interface module and power supply module. The transmitters at each end are independent and transmit (continuously) the status (information being monitored) at their end of the line.

The PTR-1500, is a quad system and performs as 2 duals or 4 singles with many unique features such as multiple line operation, event recording with date stamp with optional analog or digital transmission modes including optic fiber interface.

The PDR 2000 is an 8 channel high speed communication system for use in electric power transmission protection schemes. Unique features include event recording, on-board and remote programming, and ID (unit to unit identification on all communications), Packet Forwarding (ability to forward information such as trips and all events through indirect communication paths), password protection and multiple communication ports.

The PTR/PDR Teleprotection Series are designed for global use by electric utilities and any entity generating power for its own consumption with resale of surplus power to an electric utility, such as cities, municipalities, cooperatives and large corporations that find it more economical to generate their own electricity.

The PTR/PDR market is:

New installations; i.e., new transmission lines, new distribution segments, for utilities and cogenerators.

Existing installations not properly protected, improving efficiency and reducing down time.

Existing installations for upgrading to PTR/PDR technology, again improving efficiency and down time.

Sales efforts for the PTR/PDR are presently being conducted by the Company’s marketing executives, through independent manufacturers’ representatives and through distributors. Sales are targeted primarily to the largest utilities and co-generators.

In the United States alone, there are over 500 large entities generating electricity. They are:

•	Municipal Systems

•	Cooperative Systems

•	Federal, State and District Systems

•	Audio Tone and Telemetry Equipment

For many years there has been a need for a modularly independent system that would permit a user, from a distance, to control functions such as opening a valve, starting a motor, shutting down a compressor, changing a traffic signal, control landing lights at an airport, activate a hazard warning on a highway, and in return allow the user to receive information, such as the liquid level in a tank, the pressure in a pipe, the rate of flow out of a compressor, the flow of traffic, the status of a traffic light, airport lights, or confirmation that a command was performed. Such information is transmitted and received and the control functions are performed from a distance utilizing telephone lines, microwave link or direct wire.

These applications, by their nature, can be accomplished with slow speed signaling systems composed of a transmitter on one end and a receiver on the other to carry out the necessary instructions provided by the transmitter. Each set (transmitter/receiver combination) is called a channel. Because of the slow speed, up to 30 channels could be made to transmit and receive signals, in either direction on a single telephone line, microwave link or direct-wired line at the same time. This parallel transmission permits each transmitter/receiver pair to be independent of all the others.

This product segment includes the first generation equipment, known as GEN-1, followed by later generations which include technological improvements and programmable capabilities to include:

GEN-1 Series - First generation with electromagnetic modules and first generation programmable modules without electro-magnetic modules.

“98” and “68” Series - The latest generation applies DSP and microprocessor technology with full programmability, in the field or at the factory.

“40” Series - Designed to function with the “98” or “68” series; transmits and receives variable analog data.

GEN-1 AND GEN-1 PROGRAMMABLE SERIES

The diversity of applications for this equipment makes it available for a wide range of users who are not restricted to a single industry. Typical industrial uses include: the measurement of water and gas, waste water, gasoline, oil, traffic, and electricity. Typical users include: utilities, co-generators, airports, navy yards, telephone companies, paper and pulp processors and wherever remote control and data acquisition is required.

Since our line has a distinct mechanical configuration, we designed our GEN-1 Programmable units and other improvements as replacements for existing units.

Our line of GEN-1 equipment is extensive and provides the user with the ability to perform multiple control functions, status monitoring as well as continuous variable data monitoring, such as a level in a tank or pressure gauge.

Sales for this line are primarily for the replacement of existing installations and for expansion of these installations where it would not be economical to install the latest technology, which would not be mechanically compatible.

Sales to this market are made in the same manner as the PTR/PDR market except that manufacturers’ representatives specialize in selling to this diverse market.

“98,” “68” and “40” Series represent our latest designs in the audio tone equipment utilizing the more advanced DSP technology, which provides high accuracy and long-term stability. These features have allowed us to greatly improve the scope, density and number of functions that can be performed on a single phone line, microwave link or direct line.

Sales of these products are made by the same agents who sell our GEN-1 products, but are also directed to encompass more sophisticated users with larger amounts of data and control points. The mechanical configuration of the “98” series is more compact, permitting more equipment in a given space, while performing many more functions when it is connected to the “40” Series. The “68” Series is the “98” Series repackaged mechanically specifically for customers with older systems permitting them to upgrade their systems to DSP technology. The “40” Series, when connected to the “98” or “68” in the same chassis, permits the continuous monitoring of variable data.

Typical applications for these products include transmission of the variable data (such as volume, temperature, pressure and moisture) for water, gas, industrial gases, oil, gasoline, transportation equipment and telephone exchanges, and for use at airports, tunnels and bridges and for security and electricity systems.

MULTIPLEX SUPERVISORY (IM) CONTROL SYSTEM

This product is a response to the cost and scarcity of dedicated phone lines (connections whereby the phone link is dedicated to one subscriber), and enables customers with high volumes of supervisory data (where many functions are monitored from a single site) to transmit data on fewer phone lines (i.e., with more data per channel, up to a maximum of 30 channels per line).

Using the “98” DSP Series as its communications link, we designed the Multiplexer Supervisory Control System to handle 8 times the normal capacity per channel. The microprocessor-based system allows a single telephone line to handle up to 900 data inputs. This product line because of its data density capability may be utilized for a very broad range of applications. This product has only recently been introduced and our sales efforts for it are being conducted through its existing independent manufacturers sales representatives.

FIBER OPTIC LINK AND DATA MODEM

The expansion of fiber lines by our customers and their need to switch equipment from phone lines to fiber prompted us to design and introduce a fiber-optic-coupler line to interface with the many different fiber heads. In addition to complete data interface couplers we launched a series of 1200 Baud Modems (Industrial Grade) for operation under the same environmental specifications in line with our products.

OUR STRATEGY

Our strategy is to develop new commercial markets by continuing to develop new products and enhance existing products to improve both our market share and competitive position. Growth in commercial sales is expected to come through internal growth of existing products, new product introductions and the expansion of regional markets to meet the growing needs of our customers for more sophisticated and comprehensive products and services.

MARKETING AND SALES

In general, our products are marketed through telemarketing and customer contacts by our President and through independent manufacturing sales representatives and distributors.

COMPETITION

The market for our products and staffing services is very competitive. There are several companies engaged in providing the services and in the manufacturing the products of the type produced by us, most of which are substantially larger and have substantially greater name recognition or greater financial resources and personnel. The major competitive factors include availability of personnel, product quality, reliability, price, service and delivery. Competition is expected to continue and intensify. The market is also characterized by rapid technological changes and advances. We would be adversely affected if our competitors introduced technology superior products or offered these products and services at significantly lower prices than our products.

LARGEST CUSTOMERS

Our major customers during fiscal 2009 and 2008:

	2009	2008

Bonneville Power Authority	$186,002	$183,270
Wunderlich-Malec (NIPSCO)	112,575	233,735
Surtek Industries	638,095	190,500
Tucson Electric Power	66,535	148,632
Defense Supply Command	75,740	31,756

	$1,078,947	$787,893

None of these customers has or had any material relationship other than business with the Company.

INVENTORY

RAW MATERIALS

We believe that we have adequate sources of raw materials available for use in our business. Our products are assembled from a variety of standard electronic components, such as integrated circuits, transformers, transistors, passive components (i.e., resistors, capacitors and inductors), diodes and assorted hardware, such as, printed circuit boards, connectors and faceplates. We are not dependent upon any single supplier. We also purchase a number of other electronic components and sub-assemblies from various suppliers.

In the past, we manufactured and held in our inventory finished products pursuant to the military specifications and based upon the military forecast for future quantities and delivery schedules. Widespread military procurements were discontinued as a result of the end of the cold war and the downsizing of the military establishment. Consequently, management made a decision to write off a substantial amount of the military inventory in 2001 and 2002. As a result, we no longer manufacture military products in advance. Rather, we only schedule production as purchase orders are received.

MANUFACTURING

The Company currently rents approximately 7,000 square feet of the facility located at 5 Columbia Road, for a combination of manufacturing and office space. The Company assembles, under normal workload conditions, the product it sells; however, to accommodate the peak demands that occur from time to time, we can engage a number of subcontractors to assemble boards to our specifications. All assemblies, however, are inspected and fully tested by our quality, engineering and testing departments. We maintain test equipment and every product is burned-in (i.e., each product is run at full power for 48 hours) and tested prior to shipment.

WARRANTY AND SERVICE

We provide a twelve-year warranty on our products, which covers parts and labor. The Company, at its option, repairs or replaces products that are found defective during the warranty period providing proper preventive maintenance procedures have been followed by customers. Repairs that are necessitated by misuse of such products are not covered by our warranty.

In cases of defective products, the customer typically returns them to our facility in Somerville, New Jersey. Our service personnel then replace or repair the defective items and ship them back to the customer. Generally all servicing is completed at our plant and customers are charged a fee for those service items that are not covered by the warranty. We do not offer our customers any formal written service contracts.

RESEARCH AND DEVELOPMENT

New Products –

“GlowWorm” Fiber Optic Detector, an independent standalone product for detection of fiber optic cable failures without the need to cut the cable, will be introduced in January 2010.

The CM-100 platform, is the first of its kind, direct substation hardened communication consolidator that fills the existing gap in substation communications. The hardwired CM-100 will allow our existing products, including the PDR-2000, to operate seamlessly over fiber optics together with existing substation equipment. This system is in final testing and will be ready for production in fiscal 2010.

During fiscal year 2009 we have invested $368,331 in product development.

During fiscal year 2008 we have invested $150,173 in product development.

During fiscal years 2006 and 2007 we have invested $376,713 and $372,723, respectively, in product development.

During fiscal years 2004 and 2005, we invested $93,984 and $177,338, respectively, in product development.

During fiscal year 2002 and 2003, we invested approximately $800,000 and $0, respectively for product development.

During fiscal 2001, we proceeded with the design of the PDR-2000 8- channel digital transfer trip communications product. During fiscal 2001-2002 we invested approximately $774,757 to complete design of the PDR-2000, 8-channel digital transfer trip communications.

The Company also developed a new platform for its GEN-1 products allowing for its use by the Canadian utilities.

PATENTS AND TRADEMARKS

We do not have any patents covering any of our present products. We do have registered trademarks and Copyrights for Conolog and Iniven. We use the name INIVEN for our commercial products. We believe that this name is recognized in our industry. We believe that our prospects are dependent primarily on our ability to offer our customers high quality, reliable products at competitive prices rather than on our ability to obtain and defend patents. We do not believe that our INIVEN name is of material importance to the Company’s business.

GOVERNMENTAL REGULATION

Our manufacturing facilities are subject to numerous existing and proposed federal and state regulations designed to protect the environment, establish occupational safety and health standards and cover other matters. We believe that our operations are in compliance with existing regulations and we do not believe that such compliance has had or will have any material effect upon our capital expenditures, earnings or competitive position. With respect to military sales, we are not subject to any special regulations. The products manufactured are done so in accordance with accepted commercial practices.

EMPLOYEES

As of July 31, 2009, we employed 16 people on a full-time basis, including two in management, two in sales, one clerical, one in accounting, one in purchasing, six in engineering and quality control and three in production. We have enjoyed good labor relations.

None of our employees are represented by a labor union or bound by a collective bargaining agreement. We have never suffered a work stoppage. We believe our future success will depend, in part, on our continued ability to recruit and retain highly skilled management, marketing and technical personnel.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 5 Columbia Somerville, New Jersey. The space consists of approximately 7,000 square feet of which approximately 5,000 square feet is dedicated to manufacturing, production and testing and approximately 2,000 square feet is dedicated to administrative and storage needs. Our current monthly rent expense is $4,600. In the opinion of management, the space is adequately covered by insurance.

LEGAL PROCEEDINGS

          Meyers Associates, L.P. v. Conolog Corporation, Supreme Court of the State of New York, County of New York Index No. 600824/07.

On March 13, 2007, Meyers Associates, L.P. commenced an action against Conolog Corporation, asserting that: (1) Conolog breached a purported contract it had with Meyers pursuant to which it claims Meyers was to act as lead underwriter in connection with a Regulation D securities offering for Conolog, and (2) Conolog misappropriated a purported confidential list of potential investors. Conolog denies the allegations in the complaint and intends to vigorously defend against Meyers’s claims.

On May 7, 2009, The Supreme Court of New York issued a Stipulation of Dismissal, dismissing all claims asserted by Meyers Associates, with prejudice.

Allen Wolfson v. Conolog Corporation, United States District Court for the Southern District of New York, Case Number 08-cv-3790.

On April 22, 2008, Allen Wolfson filed an action against Conolog Corporation, asserting that there was a breach of contract in connection with four consulting contracts allegedly entered into with “plaintiff and entities controlled by plaintiff.” On June 10, 2008, the company filed a motion to dismiss Plaintiff’s complaint on the grounds that the Court lacks personal jurisdiction over the Company or, in the alternative, for Plaintiff’s failure to state a claim upon which relief can be granted. A Stipulation of Dismissal was issued during July 2009.

FORWARD LOOKING STATEMENTS

Our disclosure and analysis in this prospectus contain some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand, competition and the effect of economic conditions include forward-looking statements within the meaning of section 27A of the Securities Act of 1933, referred to herein as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, referred to herein as the Exchange Act.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures, profitability, new products, adequacy of funds from operations and other projections, and statements expressing general optimism about future operating results, and non-historical information, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

Readers are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-K, Forms 10-Q and Forms 8-K reports to the SEC. Also note that we provide a cautionary discussion of risk and uncertainties under the caption “Risk Factors” in this report. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company entered into a Subscription Agreement (the “Subscription Agreement”), dated as of August 3, 2009 (the “Closing Date”), with three investors, pursuant to which it sold an aggregate of One Million Dollars of its principal amount of secured convertible notes (the “Notes”). On the Closing Date the Company received gross proceeds of $500,000 and $500,000 (the “Escrowed Funds”) was placed in escrow pursuant to an Escrow Agreement between the Company, the Subscribers and Grushko & Mittman, as escrow agent. The Company paid the placement agent in the transaction $50,000 in fees. Pursuant to the Subscription Agreement, the Company had to file a preliminary proxy statement with the Securities and Exchange Commission by September 2, 2009 seeking approval for the transactions contemplated by the Subscription Agreement and the Company must obtain approval of its shareholders within 90 days of the Closing Date (125 days if the SEC reviews the proxy statement.). On September 24, 2009, the Company’s shareholders approved the transaction (the “Shareholder Approval”) and the Escrowed Funds were released. After the payment of fees in the amount of $50,000 to to the placement agent in the transaction, the Company received net proceeds of $450,000 (prior to the deduction of other fees and expenses related to the offering).

The initial interest rate of the Notes was 4% and after the Shareholder Approval, it became 8% per annum. Interest on the notes accrues from the date of the Closing Date is payable quarterly, in arrears, commencing six months after the Closing Date and on the maturity date of the Note. The Conversion Price of the Notes is the lesser of $.78 (the “Fixed Conversion Price”) as may be adjusted (the “Initial Conversion Price”). Commencing six months after the Closing Date, the Conversion Price shall be the lesser of the Fixed Conversion Price or 75% of the lowest three closing bid prices for the Company’s common stock for the ten days prior to when the Note is converted.

The Company also issued the Subscribers Class A Warrants to purchase 2,564,103 shares of the Company’s Common Stock at $1.12 per share. The Class A warrants are exercisable for a period beginning on August 3, 2009 and terminate on August 3, 2014.

Pursuant to the Subscription Agreement, the Company also issued the Subscribers a total of 40,000 class B Warrants. The Class B Warrants entitles the Subscribers at any time after the sooner of six months from the Closing Date or after the Company obtains the Shareholder Approval, until July 3, 2012, to purchase up to $4,000,000 of principal amount of the Company’s 8% notes on the same terms as the Notes. Upon the exercise of the Class B Warrants, the holder of the Class B Warrant will be issued two Class C Warrants for Each share of the Company’s common stock that would be issued on the exercise date of the Class B Warrant assuming the full conversion of the notes issued on such date. For each $100,000 of principal of notes purchased pursuant to the Class B Warrants, the Subscribers will surrender 1,000 Class B Warrants.

The Notes cannot be converted to the extent such conversion would cause the Subscriber, together with such holder’s affiliates, to beneficially own in excess of 4.99% of the of the Company’s outstanding common stock immediately following such conversion.

The Company also entered into a Security Agreement pursuant to which it granted the Subscribers a security interest in its assets. The security interest granted pursuant to the Security Agreement will terminate when the Approval is obtained or the Notes (including outstanding interest due thereon) are repaid.

In connection with the transaction, the Company issued the placement agent (or its employees) warrants to purchase 256,410 shares of the Company’s common stock.

The issuance and sale of the Notes and warrants pursuant to the Subscription Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection of the Private Placement. The issuance of the warrant to the selling agent (including its employees and affiliates) was made in reliance upon the exemption provided in Section 4(2) of the Securities Act.

2009 COMPARED to 2008

Product revenue for the fiscal year ended July 31, 2009 totaled $1,485,298 an increase of 21.7% or $264,305 from the product revenue reported for the fiscal year ended July 31, 2008 of $1,220,993. The Company attributes this increase in revenues to long-term contract awards received during this fiscal year. Deliveries on these contracts began in early 2009.

Product cost (Material and Direct labor) for the fiscal year ended July 31, 2009 amounted to $470,392 or 31.7% of product revenues. Product cost for the fiscal year ended July 31, 2008 amounted to $467,081 or 38.2% of product revenues. The Company attributes the decrease in the current year’s product cost as a percentage of revenue and corresponding increase in the current year’s Gross Profit of $373,165 to the standardizing of costs to build our new PDR-2000 system and the outsourcing of assemblies.

For fiscal year ended July 31, 2009 the Company expensed $82,138 in obsolete inventory parts. This compares to $112,171 of obsolete inventory parts expensed during the fiscal year July 31, 2008.

Total Operating expenses for fiscal July 31, 2009 were $2,672,943 a decrease of $1,700,135 from $4,373,078 reported for fiscal July 31, 2008. The Company attributes this decrease to forgiveness of Officers Salary, reduced legal fees and a decrease in the value of stock compensation costs.

Other expenses for the fiscal year ended July 31, 2009 decreased by $2,540,274 to $695,995 from $3,236,269 for fiscal July 31, 2008. Included in this current years’ expense is a non-cash expense related to the induced conversion benefit of $552,370; a non-cash interest expense related to conversion of debt for $286,584 and the amortization of fees related to the conversion of debt for $123,274.

As a result of the foregoing, the Company reported a net loss applicable to common shares of $2,354,032 or $0.98 per share for fiscal 2009, compared to a net loss applicable to common shares of $6,967,606 or $23.49 per share (as restated for the stock reversal for fiscal 2009).

LIQUIDITY AND CAPITAL RESOURCES

Working capital at July 31, 2009 was $2,028,582 compared to $2,049,641 at year ended July 31, 2008.

Accounts receivable have decreased from $360,846 at July 31, 2008 to $245,980 at July 31, 2009. This decrease of $114,866 is the result of delay by customers in accepting shipments.

The Company expects to meet its cash requirements for the next twelve months through existing cash balances and cash generated from operations. However, we anticipate that we may require additional financing to expand our operations. We cannot guarantee that we will be able to obtain any additional financing or that such additional financing, if available, will be on terms and conditions acceptable to us. The inability to obtain additional financing should it be required will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our development plans.

INFLATION

Management believes that the results of operations have not been affected by inflation and management does not expect inflation to have a significant effect on its operations in the future.

CRITICAL ACCOUNTING POLICIES

The Company’s consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management uses its best judgment in valuing these estimates and may, as warranted, solicit external professional advice and other assumptions believed to be reasonable. The following critical accounting policies, some of which are impacted significantly by judgments, assumptions and estimates, affect the Company’s consolidated financial statements.

INCOME RECOGNITION

Revenue is recorded in accordance with the guidance of the SEC’s Staff Accounting Bulletin (SAB) No. 104, which supersedes SAB No. 101.Revenue from product sales are recognized at the time of shipment (when title has passed) upon fulfillment of acceptance terms; products are not sold on a conditional basis. Therefore, when delivery has occurred the sale is complete as long as the collection of the resulting receivable is probable.

RECEIVABLES AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The preparation of financial statements requires our management to make estimates and assumptions relating to the collectivity of our accounts receivable. Management specifically analyzes historical bad debts, customer credit worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. The Company has a concentration risk in trade accounts receivable with significant sales to the government and local agencies. The credit evaluation process has mitigated the credit risk, such losses have been minimal, and within management expectations.

INVENTORY VALUATIONS, COMPONENTS AND AGING

Inventories are valued at the lower cost or market. Determined by a first-in, first-out (“FIFO”) method.The Company’s products are used in radio and other transmissions, telephone and telephone exchanges, air and traffic controls, automatic transmission of data for utilities, tele-printing of transmission data such as news and stock market information and for use by electric utilities in monitoring power transmissions lines for faults and/or failures.

The Company currently manufactures and supports over 400 products and assemblies that have been in the market place since 1970. The Company’s inventory represents approximately 10,000 different components and 2,500 assemblies. The Company presents its inventory in three categories, Finished Goods, Work-in-Process and Raw Materials. Finished Goods represents products that have been completed in connection with specific orders and are awaiting shipment. Finished Goods can consist of produces like the PDR-2000, PTR-1500 and 1000, Gen 1, 98 and 68 series. Work-in-Process represents components that have been requisitioned from the warehouse and are being assembled in the assembly areas. Depending on the configurations required by a customer, products are completed and tested within 8 to 10 business days. Raw Materials represent components in their original packaging stored in a secured warehouse area, and may consist, in part, of Face plates, PC boards, Digital screen assemblies, Guide rails, Capacitors, Terminals, Power supplies, Process ships, Chassis and racks, Relays, Keypads and Resistors.

The Company provides a twelve-year warranty on all commercial products and is required by Government regulation to design and produce military products with a minimum 25-year operating life in addition to shelf life.

Every component, regardless of age, has been purchased to meet the above criteria and may be used in any and all above said assemblies. Management believes that this inventory, which is minimally adequate, is required to implement the Company’s commitments to military requirements for present and delivered orders.

The Company, following inventory analysis and repeated annual testing, established a 3-year rule for maintaining inventory, which requires a write-down policy for inventory parts depending on their age. The inventory is tested annually applying its 3-year rule and the Company classifies as current assets only that amount of inventory it expects to realize in the next one-year operating cycles, any balance of the inventory is classified as non-current. Any parts which have not been used for 3 years are valued at zero. Any parts, written down to a zero value under the 3-year rule, are maintained in inventory to satisfy the requirements under our long-term warranty programs.

WARRANTY

The Company provides a twelve-year warranty on its products; the warranty covers parts and labor. The Company, at its option, repairs or replaces products that are found defective during the warranty period providing proper preventive maintenance procedures have been followed by customers. Repairs necessitated by misuse of such products are not covered by our warranty. In cases of defective products, the customer typically returns them to the Company’s facility in Somerville, New Jersey. The Company’s service personnel will replace or repair the defective items and ship them back to the customer. All servicing is completed at the Company’s main facility and customers are charged a fee for those service items that are not covered by the warranty. We do not offer our customers any formal written service contracts.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal and state income taxes.

OFF BALANCE SHEET ARRANGEMENTS

Not applicable.

Penny Stock Rules

Our shares of Common Stock are subject to the “penny stock” rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, “penny stock” is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer’s net tangible assets or revenues. In the last case, the issuer’s net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer’s average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDERS MATTERS AND
ISSUER PURCHASERS OF EQUITY SERCURITIES AND SMALL ISSUER PURCHASE OF
EQUITY SECURITIES

MARKET FOR OUR COMMON STOCK
AND RELATED
STOCKHOLDER MATTERS

Our Common Stock is traded on the Nasdaq Capital Market, under the symbol CNLG. The following table sets forth the range of high and low bid quotations of our common stock for the periods indicated.

	Common Stock
First Quarter	High	Low

Ended October 31, 2009	$3.14	$0.97

Fiscal Year 2009	High	Low

First Quarter	$5.85	$1.85
second Quarter	$3.15	$1.25
Third Quarter	$3.00	$1.37
Fourth Quarter	$2.29	$1.15

	Common Stock

Fiscal Year 2008*	High	Low

First Quarter	$11.12	$5.68
second Quarter	$7.36	$3.48
Third Quarter	$4.22	$2.80
Fourth Quarter	$3.16	$0.84

* Represents retroactive application of 1:5 reverse stock split.

As of July 31, 2009, the Company’s Common Stock was held by approximately 450 shareholders of record. Our transfer agent is Continental Stock Transfer & Trust Company, with offices at 17 Battery Place, 8th floor, New York, New York, telephone number (212) 509-4000. As transfer agent for our shares of common stock the transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares of stock.

Dividends. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company. To date, the Company has neither declared nor paid any dividends on its Common Stock or on its Preferred A or

Preferred B shares. The Company anticipates that no such dividends will be paid in the foreseeable future. Rather, the Company intends to apply any earnings, if any, to the expansion and development of its business. Any payment of cash dividends on any of its securities in the future will be dependent upon the future earnings of the Company, including its financial condition, capital requirement and other factors, which the Board of Directors deems relevant.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the information indicated with respect to our compensation plans under which our common stock is authorized for issuance.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	On July 9, 2002 our stockholders approved our 2002 Stock Option Plan under which up to 190,000 shares of our common stock may be granted to our employees, directors and consultants. To date, no options have been granted under this plan. The exercise price of options granted under the 2002 Stock Option Plan will be the fair market value of our common stock on the date immediately preceding the date on which the option is granted.	N/A	190,000

Equity compensation plans not approved by security holders	N/A

Total	190,000

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information regarding the officers and directors of the Company.

Name	Age	Position

Robert S. Benou	74	Chairman, Chief Executive Officer, Chief Financial Officer and Director

Marc R. Benou	40	President, Chief Operating Officer, Secretary and Director

Louis S. Massad	72	Director

Edward J. Rielly	40	Director

David M. Peison	40	Director

Thomas Fogg	72	Officer, Vice President-Engineering

Robert S. Benou

Robert S. Benou has been the Company’s Chairman and Chief Executive Officer since May 1, 2001. He is also the Company’s Chief Financial Officer. From 1968 until May 1, 2001, he served as the Company’s President. Mr. Benou is responsible for material purchasing and inventory control. From June 2001 until August 2005, Mr. Benou served as a director of Henry Bros. Electronics, Inc. (formerly known as Diversified Security Solutions, Inc.), a publicly held company that is a single-source/turn-key provider of technology-based security solutions for medium and large companies and government agencies. Mr. Benou is also served as a member of the Board of Directors of eXegenics Inc. from February 2004 to December 2006. The common stock of eXegenics Inc. is traded on the OTC Bulletin Board. Mr. Benou is a graduate of Victoria College and holds a BS degree from Kingston College, England and a BSEE from Newark College of Engineering, in addition to industrial management courses at Newark College of Engineering. Robert S. Benou is the father of Marc R. Benou.

Marc R. Benou

Marc R. Benou has been the Company’s President and Chief Operating Officer since May 1, 2001. Mr. Benou joined the Company in 1991 and is responsible for new product development and supervision of sales and marketing. From March 1995 until May 1, 2001, he served as Vice President. Mr. Benou has been on the company’s Board and has served as the Company’s assistant secretary since March 1995. Mr. Benou attended Lehigh and High Point University and holds a BS degree in Business Administration and Management. Marc R. Benou is the son of Robert S. Benou, the Company’s Chairman and Chief Executive Officer.

Louis S. Massad

Louis S. Massad has been a Director of the Company since April 1995. Mr. Massad was Chief Financial Officer and a Director of Henry Bros. Electronics, Inc. (formerly known as Diversified Security Solutions, Inc.), from 2000 until August 2003. From 1997 to 2000, Mr. Massad was a consultant to Diversified Security Solutions, Inc. From 1986 to 1997, Mr. Massad was a Vice President, Chief Financial Officer and Director of Computer Power Inc. Mr. Massad holds a BS and MS degree from Cairo University (Egypt) and an MBA from Long Island University, New York.

Edward J. Rielly

Edward J. Rielly has been a Director of the Company since January 1998. Mr. Rielly is a Senior Application Developer with Household International, a financial corporation. From March 2000 to November 2001, Mr. Rielly was a Senior Consultant with Esavio Corporation. From February 1998 to February 2000, Mr. Rielly was an Application Developer with Chubb Corporation. From 1993 to 1998, Mr. Rielly was an Application Developer with the United States Golf Association. Mr. Rielly is a graduate of Lehigh University and holds a BS in Computer Science.

Thomas R. Fogg

Thomas R. Fogg joined the Company in 1976 as Chief Engineer responsible for analog and guidance projects. Since 1986, Mr. Fogg has served as Vice President-Engineering; he led the design team in the development of the Company’s commercial products. Mr. Fogg holds a BSEE degree from Lafayette College and a MSEE degree from Rutgers University. Mr. Fogg is a fellow of the Institute of Electrical and Electronic Engineers and has published articles on delay equalization and the use of crystal resonators.

David M. Peison

David M. Peison has been a Director of the Company since October 2004. Since 2005, Mr. Peison has been vice president with the emerging markets division of HSBC. From 2002 until 2005, Mr. Peison was with Deutsche Bank’s global markets division in New York City. From 1992 to 2000, Mr. Peison was in a Private Law Practice in Florida and New York City. Mr. Peison holds an MBA from Emory University in Atlanta, Ga., a JD from The Dickinson School of Law of Pennsylvania State University and is admitted to Florida, New York and Massachusetts Bars. Mr. Peison obtained his BA degree from Lehigh University in Bethlehem, Pa.

Directors hold office until the annual meeting of the Company’s stockholders and the election and qualification of their successors. Officers hold office, subject to removal at anytime by the Board, until the meeting of directors immediately following the annual meeting of stockholders and until their successors are appointed and qualified.

Audit Committee

The Company’s Board of Directors has determined that David M. Peison is the Audit Committee’s Financial Expert and that he is “independent” defined under National Association of Securities Dealers Automated Quotations system.

The Company has a standing Audit Committee, the members of which are, Louis Massad, Edward J. Rielly and David M. Peison.

Changes in Nominating Procedures

None

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 31, 2009, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated.

This table is prepared based on information supplied to us by the listed security holders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC.

Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.

Unless otherwise noted, the address for each of the named individuals is c/o Conolog Corporation, 5 Columbia Road, Somerville, New Jersey 08876.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The applicable percentage of ownership at October 31, 2009 is based on 3,180,846 shares issued and outstanding.

Name and Title	Amount and Nature of Beneficial Ownership	Percent of Class

Robert S. Benou, Chairman, Chief Executive Officer Chief Financial Officer and Director	592,667	18.60%

Marc R. Benou, President, Chief Operating Officer, Secretary and Director	521,223	16.40%

Louis Massad, Director	37,500	1.20%

Edward J. Rielly, Director	37,500	1.20%

David M. Peison, Director	37,500	1.20%

Thomas Fogg, Vice President -Engineering	30,000.90%

All Officers and Directors as a Group (6 persons)	1,256,390	39.50%

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the total compensation paid to and accrued by each executive officer during the prior three fiscal years.

Annual Compensation						Long-Term Compensation

Name & Title	Year- End July 31st	Salary		Bonus		Restricted Stock Award		Closing Price On the Date of Restricted Stock Award	Securities Underlying Option/ SARS	Other*

Robert Benou, Chairman	2009	$110,833	(4)	$0		0		$0	—	$16,000

Chief Executive Officer	2008	$348,333		$70,000	(1)	237,500	(3)	$0.67	—	$21,500

CFO and Director	2007	$337,300		$150,000		144,000		$0.41	—	$18,000

Marc Benou, President	2009	$208,516		$0		0		$0	—	$0

Chief Operating Officer	2008	$173,949		$40,000	(2)	237,000	(3)	$0.67	—	$0

Secretary and Director	2007	$143,625		$100,000		140,000		$0.41	—	$0

Thomas Fogg	2009	$43,040		$0		0		$0	—	$0

Vice-President	2008	$43,040		$0		25,000	(3)	$0.67	—	$0

Engineering	2007	$40,602		$0		10,000		$0.41	—	$0

* Other compensation consisted of a car allowance.

1.	The Company paid Robert Benou’s 2008 bonus by July 31, 2008.

2.	The Company paid Marc Benou’s bonus by July 31, 2008.

3.	On May 21, 2008, our stockholders approved the granting of 800,000 shares of our common stock to our directors, officers and employees.

4.	During fiscal 2009, Robert Benou forgave $286,467 of his salary.

Outstanding equity awards at fiscal year end.

Name	Option Awards					Stock Awards

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying of Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Robert Benou	0	0	0	0	0	221,000	221,000	0	0

Marc Benou	0	0	0	0	0	230,000	230,000	0	0

On July 9, 2002 our stockholders approved our 2002 Stock Option Plan under which up to 190,000 shares of our common stock may be granted to our employees, directors and consultants. To date, no options have been granted under this plan. The exercise price of options granted under the 2002 Stock Option Plan will be the fair market value of our common stock on the date immediately preceding the date on which the option is granted.

EMPLOYMENT AGREEMENTS

EMPLOYMENT AGREEMENTS

Mr. Robert Benou is serving under an employment agreement commencing June 1, 1997 and ending May 31, 2002, which pursuant to its terms, renews for one-year terms until cancelled by either the Company or Mr. Benou. Mr. Benou’s annual base salary as of July 31, 2009 was $397,300 and increases by $20,000 annually on June 1st of each year. In addition, Mr. Benou is entitled to an annual bonus equal to 6% of the Company’s annual “income before income tax provision” as stated in its annual Form 10-K. The employment agreement also entitles Mr. Benou to the use of an automobile and to employee benefit plans, such as; life, health, pension, profit sharing and other plans. Under the employment agreement, employment terminates upon death or disability of the employee and the employee may be terminated by the Company for cause.

Mr. Marc Benou is serving under an employment agreement commencing June 1, 1997 and ending May 31, 2002, which pursuant to its terms, renews for one-year terms until cancelled by either the Company or Mr. Benou. Mr. Benou’s annual base salary as of July 31, 2009 was $203,700 and he receives annual increases of $12,000 on June 1st of each year. Mr. Benou is entitled to an annual bonus equal to 3% of the Company’s annual “income before income tax provision” as stated in its annual Form 10-K. The employment agreement also entitles Mr. Benou to the use of an automobile and to employee benefit plans, such as; life, health, pension, profit sharing and other plans. Under the employment agreement, employment is terminated upon death or disability of the employee and employee may be terminated by the Company for cause.

COMPENSATION OF DIRECTORS

No director of the Company receives any cash compensation for his services as such, but directors may receive stock options pursuant to the Company’s stock option plan and grants of the Company’s common stock. Currently, the Company has three directors who are not employees, Messrs. Louis Massad, David Peison and Edward Rielly. The following table summarizes the compensation for our non-employee directors for the fiscal year ended July 31, 2009.

DIRECTOR COMPENSATION

The following table represents a summary of the compensation paid to our directors for their services on our board of directors during the fiscal year ended July 31, 2009. Except as listed below, during the fiscal year ended July 31, 2009, there were no bonuses, other annual compensation, restricted stock awards or stock options/SARs, or any other compensation paid to the directors listed for their services as a director of the Company.

Directors Compensation for the Fiscal Year Ended July 31, 2009

Name	Cash	Stock Awards Awards ($)	Total ($)

Robert S. Benou	$0	$0	$0
Marc Benou	$0	$0	$0
Louis S. Massad	$0	$65,100	$65,100
Edward J. Rielly	$0	$65,100	$65,100
David M. Peison	$0	$65,100	$65,100

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

None

Board determination of Independence

Messrs. Massad, Rielly and Peison are each “independent” as that term is defined under the National Association of Securities Dealers Automated Quotation system.

ADDITIONAL INFORMATION

Federal securities laws require us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549.

You can get additional information about the operation of the Commission’s public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

EXPERTS

Bagell, Josephs, Levine & Company, L.L.C., an independent registered public accounting firm, located at 406 Lippincott Drive, Suite 6, Marlton, New Jersey 08053 have audited our Financial Statements included in this registration statement to the extent, and for the periods set forth in their reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries, provided that Sichenzia Ross Friedman Ference LLP and/or certain members or employees of Sichenzia Ross Friedman Ference LLP have received shares of the Company’s Common Stock.

Consolidated Financial Statements

July 31, 2009 and 2008

Conolog Corporation and Subsidiaries

Somerville, New Jersey

Index to the Consolidated Financial Statements
Conolog Corporation and Subsidiaries
July 31, 2009 and 2008

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
Suite J
406 Lippincott Drive
Marlton, New Jersey 08053
(856) 355-5900 Fax (856) 396-0022
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Conolog Corporation
Somerville, New Jersey

          We have audited the accompanying consolidated balance sheets of Conolog Corporation and Subsidiaries (the “Company”) as of July 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two year period ended July 31, 2009. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Conolog Corporation and Subsidiaries as of July 31, 2009 and 2008, and the consolidated results of its operations and cash flows for each of the years in the two year period ended July 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
Marlton, New Jersey

NOVEMBER 12, 2009

CONOLOG CORPORATION AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
JULY 31, 2009 AND 2008

ASSETS
	2009	2008

Current Assets:
Cash and cash equivalents	$27,358	$680,647
Certificate of deposit	-	600,182
Accounts receivable, net of allowance	245,980	360,846
Prepaid expenses and consulting fees	70,843	46,367
Current portion of note receivable	14,864	14,864
Inventory	1,395,452	850,507
Other current assets	551,937	568,529

Total Current Assets	2,306,434	3,121,942

Property and equipment:
Machinery and equipment	1,357,053	1,357,053
Furniture and fixtures	429,765	429,765
Automobiles	34,097	34,097
Computer software	520,622	209,380
Leasehold improvements	30,265	30,265

Total property and equipment	2,371,802	2,060,560
Less: accumulated depreciation	(1,975,098)	(1,951,725)

Net Property and Equipment	396,704	108,835

Other Assets:
Deferred financing fees, net of amortization	8,445	295,030
Note receivable, net of current portion	69,846	80,495

Total Other Assets	78,291	375,525

TOTAL ASSETS	$2,781,429	$3,606,302

The accompanying notes are an integral part of the consolidated financial statements

CONOLOG CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JULY 31, 2009 AND 2008

LIABILITIES AND STOCKHOLDERS’ EQUITY
	2009	2008

Current Liabilities:
Accounts payable	$217,456	$165,601
Accrued expenses	26,132	61,957
Current Convertible debenture, net of discount	34,318	824,853

Total Current Liabilities	277,906	1,052,411

Non-Current Liabilities:	$-	$-

Total Liabilities	277,906	1,052,411

Stockholders’ Equity:
Preferred stock, par value $.50; Series A; 4% cumulative; 500,000 shares authorized; 155,000 shares issued and outstanding at July 31, 2009 and 2008, respectively.	77,500	77,500
Preferred stock, par value $.50; Series B; $.90 cumulative; 500,000 shares authorized; 1,197 shares issued and outstanding at July 31, 2009 and 2008, respectively.	597	597
Common stock, par value $0.01; 30,000,000 shares authorized; 1,842,485 and 558,488* shares issued and outstanding at July 31, 2009 and 2008 respectively including 2 shares held in treasury.	18,425	5,574 *
Contributed capital	52,385,432	50,025,998 *
Accumulated deficit	(49,173,964)	(46,819,934)
Treasury shares at cost	(131,734)	(131,734)
Deferred compensation	(672,733)	(604,110)

Total Stockholders’ Equity	2,503,523	2,553,891

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,781,429	$3,606,302

*Represents retroactive application of 1:5 reverse stock split.

The accompanying notes are an integral part of the consolidated financial statements.

CONOLOG CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

	2009	2008

OPERATING REVENUES
Product revenue	$1,485,298	$1,220,993

Cost of product revenue
Materials and labor used in production	470,392	467,081
Write down of obsolete inventory parts	-	112,171

Total Cost of product revenue	470,392	579,252

Gross Profit (Loss) from Operations	1,014,906	641,741

Selling, general and administrative expenses
General and adminitsrative	1,235,301	2,094,819
Stock compensation	715,242	1,319,400
Stock compliance	203,006	230,396
Research and development	57,089	150,173
Professional fees	291,741	412,119
Marketing and trade shows	170,564	166,171

Total selling, general and admintrative expenses	2,672,943	4,373,078

Loss Before Other Income (Expenses)	(1,658,037)	(3,731,337)

OTHER INCOME (EXPENSES)
Interest expense	(102,379)	(77,922)
Interest income	16,265	92,485
Other income	352,347	112,485
Induced conversion cost	(552,370)	(1,387,087)
Write off of discount on converted debt	-	(864,892)
Amortization of deferred loan discount	(286,584)	(606,598)
Amortization of deferred financing fees	(123,274)	(504,740)

Total Other Income (Expense)	(695,995)	(3,236,269)

Loss before provision for income taxes	(2,354,032)	(6,967,606)
Provision for income taxes	-	-

NET LOSS APPLICABLE TO COMMON SHARES	$(2,354,032)	$(6,967,606)

NET LOSS PER BASIC AND DILUTED COMMON SHARE	$(0.98)	$(23.49)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	2,396,924	296,676 *

*Represents retroactive application of 1:5 reverse stock split.

The accompanying notes are an integral part of the consolidated financial statements.

CONOLOG CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER EQUITY
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

	Series A		Series B								Contributed					Total

	Preferred Stock		Preferred Stock		Common Stock				Contributed		Capital -	Accumulated	Treasury	Deferred	Prepaid	Stockholders’

	Shares	Amount	Shares	Amount	Shares		Amount		Capital		Warrants	Deficit	Stock	Compensation	Consulting	Equity

Balance at July 31, 2007	155,000	$77,500	1,197	$597	193,824	*	$1,938	*	$40,915,310	*	$3,857,593	$(39,852,326)	$(131,734)	$(1,319,400)	$(120,600)	$3,549,478

Conversion of convertible debenture					149,018	*	1,490	*	1,871,754	*						1,873,244
Shares issued for services to be provided					5,000	*	50	*	19,840	*					(19,890)	19,890
Induced conversion cost									1,387,087	*						1,387,087
Sale of Equity					47,650	*	477	*	1,333,723	*						1,334,200
Interest paid with stock					7,001	*	70	*	38,128	*						38,198
Common shares issued to officers, directors and employees for fiscal 2007					154,900	*	1,549	*	602,561	*				(604,110)		-
Amortization officers, directors and employee compensation														1,319,400		1,319,400
Net loss for the Year												(6,967,606)				(6,967,606)

Balance at July 31, 2008	155,000	$77,500	1,197	$597	557,393	*	$5,574	*	$46,168,403	*	$3,857,593	$(46,819,932)	$(131,734)	$(604,110)	$(140,490)	$2,553,891

Conversion of convertible debenture					636,571		6,366		907,443							913,809
Reversal of Shares issued for services to be provided					(5,000)		(50)		(19,840)						19,890	(19,890)
Shares issued for services to be provided					25,500		255		47,430						(47,685)	47,685
Induced conversion cost									552,370							552,370
Interest paid with stock					51,527		515		93,933							94,448
Reversal of Common shares issued to officers, directors and employees for fiscal 2009					(144,000)		(1,440)		(560,160)					561,600		-
Common shares issued to officers, directors and employees for fiscal 2009					720,494		7,205		1,338,260					(1,345,465)		-
Amortization officers, directors and employee compensation														715,242	23,842	715,242
Net loss for the Year												(2,354,032)				(2,354,032)

Balance at July 31, 2009	155,000	$77,500	1,197	$597	1,842,485		$18,425		$48,527,839		$3,857,593	$(49,173,964)	$(131,734)	$(672,733)	$(144,443)	$2,503,523

*Represents retroactive application of 1:5 reverse stock split.

The accompanying notes are an integral part of the consolidated financial statements.

CONOLOG CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,354,032)	$(6,967,606)
Adjustments to reconcile net loss to net cash used in operations:	-
Depreciation	23,373	24,000
Amortization of deferred compensation	715,242	1,319,400
Amortization of prepaid consulting expense	43,732	120,600
Write off of discount on converted debt	77,500	864,892
Induced conversion cost	552,370	1,387,087
Amortization of deferred loan discount	286,584	606,598
Amortization of deferred financing fees	123,274	504,740
Write down of obsolete inventory parts	82,138	112,171
Changes in assets and liabilities	-
(Increase) decrease in accounts receivable	114,866	(296,078)
(Increase) decrease in prepaid expenses	(24,476)	(24,157)
(Increase) in inventories	(627,083)	(423,824)
(Increase) decrease in other current assets	16,592	(123,393)
Increase in accounts payable and accrued expenses	17,042	104,213

Net cash used in operations	(952,878)	(2,791,357)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(311,242)	-
Purchase of certificates of deposit	-	(3,697,670)
Redemption of certificates of deposit	600,182	5,134,818

Net cash used in investing activities	288,940	1,437,148

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of stock and warrants	-	1,334,200
Proceeds from note receivable	10,649	13,645

Net cash provided by financing activities	10,649	1,347,845

NET (DECREASE) IN CASH AND CASH EQUIVALENTS	(653,289)	(6,364)
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	680,647	687,011

CASH AND CASH EQUIVALENTS - END OF YEAR	27,358	680,647

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
CASH PAID DURING THE YEAR FOR:
Interest expense	$7,931	$15,323

Income Taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Debt converted to equity	$913,809	$1,873,244

Common stock issued for serices to be provided	$47,685	$19,890

Common stock issued for deferred compensation	$1,345,465	$604,110

Common stock issued for accrued interest	$94,448	$38,198

The accompanying notes are an integral part of the consolidated financial statements.

CONOLOG CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

NOTE 1-	NATURE OF ORGANIZATION

Conolog Corporation (the “Company”) is in the business of design, manufacturing and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmissions and reception and other communication areas. The Company’s products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets. The Company’s customers include primarily industrial customers, which include power companies, and various branches of the military.

The Company formed a wholly owned Subsidiary, Nologoc Corporation. In September 1998, Nologoc Corporation purchased the assets of Atlas Design, Incorporated. In January, 2001, Nologoc Corporation purchased the assets of Prime Time Staffing, Incorporated and Professional Temp Solutions Incorporated. Atlas Design, Prime Time Staffing and Professional Temp Solutions provide short-term and long-term qualified engineering and technical staff, as well as human resource consulting to various industries. In March 2004 the Company ceased operating its staffing business. The assets of the Company’s wholly-owned subsidiary, Nologoc, Inc. trading as Atlas Design, were sold to the Company’s vice-president of operations of Atlas Design.

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of Conolog Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Cash and Equivalents

For the purpose of the statements of cash flows, cash equivalents include time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of twelve months or less. The Company maintains cash and cash equivalents balances at financial institutions and are insured by the Federal Deposit Insurance Corporation up to $250,000. At times during the year, balances in certain bank accounts may exceed the FDIC insured limits.

Certificates of Deposits

At July 31, 2008, the Company had one six month certificate of deposit totaling $600,182, with interest at a rate of 4.3% which matured September 2008. At July 31, 2009 the Company did not have a certificate of deposit.

Inventories
Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, less allowances for depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Depreciation was $23,373 and $24,000 for the years ended July 31, 2009 and 2008, respectively. Repairs and maintenance expenditures which do not extend the useful lives of the related assets are expensed as incurred.

CONOLOG CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

Research and Development
Research and Development costs are expensed as incurred. Research and Development costs were $57,089 and $150,173 for the years ended July 31, 2009 and 2008 respectively.

Revenue Recognition

Revenue is recorded in accordance with the guidance of the SEC’s Staff Accounting Bulletin (SAB) No. 104, which supersedes SAB No. 101. Revenue from product sales are recognized at the time of shipment (when title and risks and rewards of ownership have passed) upon fulfillment of acceptance terms; products are not sold on a conditional basis. Therefore, when delivery has occurred the sale is complete as long as the collection of the resulting receivable is probable.

Receivables and Allowance for Doubtful Accounts

The preparation of financial statements requires our management to make estimates and assumptions relating to the collectivity of our accounts receivable. Management specifically analyzes historical bad debts, customer credit worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. The Company has a concentration risk in trade accounts receivable with significant sales to the government and local agencies. The credit evaluation process has mitigated the credit risk, such losses have been minimal, and within management expectations.

Other Current Assets

In 1998, the State of New Jersey enacted legislation allowing emerging technology and/or biotechnology companies to sell their unused New Jersey Net Operating Loss (“NOL”) Carryover and Research and Development Tax Credits (“R&D” Credits) to corporate taxpayers in New Jersey. During fiscal years ended July 31, 2009 and 2008, the Company entered into agreements to sell its unused NOL’s. Other current assets at July 31, 2009 and 2008 represent the gross proceeds to be received under such contracts.

Advertising / Public Relations Costs
Advertising/Public Relations costs are charged to operations when incurred. These expenses were $37,521 and $41,795 for the years ended July 31, 2009 and 2008, respectively.

Shipping and Handling Costs
Shipping and handling costs are expensed as incurred and amounted to $30,583 and $17,491 for the years ended July 31, 2009 and 2008, respectively.

Securities Issued for Services
The Company accounts for common stock issued for compensation services of Officers, Directors and employees by reference to the fair market value of the Company’s stock on the date of stock issuance.

Fair Value of Financial Instruments
The carrying amounts of cash, accounts receivable, other current assets, accounts payable and accrued expenses approximates fair value because of the short maturity of these instruments.

CONOLOG CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal and state income taxes.

Loss Per Share of Common Stock

Loss per share of common stock is computed by dividing net loss (after dividends on preferred shares) by the weighted average number of shares of Common Stock outstanding during the year. The preferred dividends are not reflected in arriving at the net loss as they are not material and would have no effect on earnings per share available to common shareholders. The number of weighted average shares used in the computations was 2,396,924 and 296,676 (adjusted for a 1:5 reverse stock split) for 2009 and 2008 respectively. The effect of assuming the exchange of Series A Preferred Stock and Series B Preferred Stock in 2009 and 2008 would be anti-dilutive.

Anti-dilutive shares are not included in the calculation of Earnings per Share.

CONOLOG CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

Loss Per Share of Common Stock (Continued)
The effect of assuming the exercise of outstanding warrants at July 31, 2009 would be anti-dilutive.

The following is a reconciliation of the computation for basic and diluted EPS:

	July 31, 2009	July 31, 2008

Net Loss	$(2,354,032)	$(6,967,606)

Weighted-average common shares outstanding (Basic)	2,396,924	296,676	*
Weighted-average common stock equivalents:
Stock options	-	-
Warrants	-	-

Weighted-average common shares outstanding (Diluted)	2,396,924	296,676	*

*Represents retroactive application of 1:5 reverse stock split.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONOLOG CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

Recent Accounting Pronouncements

In February 2007 the FASB issued Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115 effective for financial statements issued for fiscal years beginning after November 15, 2007. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The Company does not expect FAS 159 to have a material impact on its results or financial statements.

Also in February 2007 the FASB issued Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements- an amendment of ARB No. 51 effective for financial statements issued for fiscal years beginning after December 15, 2008.. The Company does not expect FAS 160 to have a material impact on its results or financial statements.

In March 2008 the FASB issued Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB No.133 effective for financial statements issued for fiscal years beginning after November 15, 2007.. This Statement requires enhanced disclosures about an entity’s derivatives and hedging activities and thereby improves the transparence of financial reporting. The Company does not expect FAS 161 to have a material impact on its results or financial statements.

In May 2009 the FASB issued Financial Accounting Standards No. 165, Subsequent Events, effective for financial statements issued for fiscal years beginning after June 15, 2009. The objective of this Statement is to establish principles and requirements for subsequent events. The Company does not expect FAS 165 to have a material impact on its results or financial statements.

In June 2009 the FASB issued Financial Accounting Standards No. 166, Accounting for Transfer of Financial Assets, an amendment of FASB Statement No. 140. The Company does not expect FAS 165 to have a material impact on its results or financial statements.

In June 2009 the FASB issued Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R). The Company does not expect FAS 165 to have a material impact on its results or financial statements.

In June 2009 the FASB issued Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of GAAP, a replacement of FASB No. 162. The Company does not expect FAS 165 to have a material impact on its results or financial statements.

CONOLOG CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

NOTE 3-	INVENTORY

Inventory consisted of the following as of July 31,

	2009	2008

Finished Goods	$841,098	$560,903
Work-in-process	38,368	32,033
Raw materials	515,986	257,571

	$1,395,452	$850,507

NOTE 4-	RENTAL COMMITMENTS

Total rental expense for all operating leases of the Company amounted to approximately $55,680 and $55,680 during the years ended July 31, 2009 and 2008, respectively. The Company currently leases its facilities on a month-to-month basis.

NOTE 5-	DEFERRED FINANCING FEES

The Company has deferred financing fees of $8,445 and $295,030 for July 31, 2009 and 2008, respectively. These deferred financing fees will be amortized over the life of the loans. Amortization expense for these fees for the years ended July 31, 2009 and 2008 were $123,274 and $504,740 respectively.

NOTE 6-	DEFERRED COMPENSATION

Pursuant to the Corporation 2008 Stock Incentive Plan, 720,494 common shares of Company stock were issued to current Officers, Directors and Employees during fiscal 2009. These shares were recorded at a value of $1,345,465 and will be expensed during the July 31, 2010 fiscal year.

NOTE 7-	NOTE RECEIVABLE

The Company entered into an Agreement to Rescind Asset Purchase Agreement, dated October 22, 2002. This Agreement requires the repayment of $148,640, consisting of principal and interest accrued to July 31, 2004. Payments of $1,607 (principal of $1,239 and interest at 5% of $368) begin December 30, 2004 and will continue monthly until the full balance is repaid. The balance of this Note at July 31, 2009 was $84,710.

NOTE 8 -	OTHER CURRENT ASSETS
The income tax (benefit) is comprised of the following:

CONOLOG CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

In 1998, the State of New Jersey enacted legislation allowing emerging technology and/or biotechnology companies to sell their unused New Jersey Net Operating Loss (“NOL”) Carryover and Research and Development Tax Credits (“R&D” Credits) to corporate taxpayers in New Jersey. During fiscal year ended July 31, 2009, the Company entered into an agreement under which it will sell $551,937 of its NOL carryover. The total net proceeds of this transaction will amount to approximately $486,000 and a portion is recorded as other income in the accompanying financial statements.

Deferred taxes are recognized for temporary differences between the bases of assets and liabilities for financial statement and income tax purposes, and net operating losses.

The temporary differences causing deferred tax benefits are primarily due to net operating loss carry forwards. The Company has established a valuation allowance at the full value of the deferred tax asset.

At July 31, 2009 and 2008, the Company has net operating loss carryforwards for federal and state income tax (Book) purposes of approximately $49,000,000 and $46,800,000 respectively, which is available to offset future Federal and State taxable income through 2029.

There was no provision for income taxes for the year ended July 31, 2009 and July 31, 2008.

	2009	2008

Deferred tax asset
	$17,150,000	$16,380,000
Less: Valuation allowance	$(17,150,000)	$(16,380,000)

	-	-

NOTE 9- PROFIT SHARING PLAN

The Company sponsors a qualified profit sharing plan that covers substantially all full time employees. Contributions to the plan are discretionary and determined annually by management. No contributions to the plan were made during the years ended July 31, 2009 and 2008.

The Plan also provides an employee savings provision (401(k) plan whereby eligible participating employees may elect to contribute up to the maximum allowed under the IRS code to an investment trust. For tax year 2009 this maximum allowable deferred contribution was $16,500 ($21,500 for employee over age 59 ½). The Company made matching contributions to the plan of $98,893 and $180,619 for the fiscal years ended July 31, 2009 and 2008 respectively.

CONOLOG CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

NOTE 10- STOCKHOLDERS’ EQUITY

The Series A Preferred Stock provides 4% cumulative dividends, which were $123,883 ($0.80 per share) in arrears at July 31, 2009. In addition, each share of Series A Preferred Stock may be exchanged for one share of Common Stock upon surrender of the Preferred Stock and payment of $48,000 per share. The Company may redeem the Series A Preferred Stock at $.50 per share plus accrued and unpaid dividends.

The Series B Preferred Stock provides cumulative dividends of $0.90 per share, which were $41,016 ($34.27 per share) in arrears at July 31, 2009. In addition, each share of Series B Preferred Stock is convertible into .005 of one share of Common Stock.

On January 19, 2006, pursuant to a Subscription Agreement, the Company sold and issued to three Subscribers Convertible Notes having an aggregate principal balance of $1,250,000 which are convertible into 1,000,000 shares of common stock at a conversion price of $1.25 per share, and warrants to purchase 1,000,000 shares of common stock at a price of $0.9579 per share. The Warrants are exercisable as of April 19, 2006 and terminate on the fifth year anniversary date. Interest payable on these notes accrues at a rate of 5% per annum. The convertible notes and warrants have been recorded in compliance with APB-14.

The $1,250,000 of proceeds attributed to the Convertible Debenture are recorded based upon their relative fair value. The value assigned to the warrants of $401,363 has been recorded as a discount to the convertible debenture. Additionally, the warrants valued at $0.9579 per share represents a Beneficial Conversion feature calculated at their intrinsic value and amounted to $46,157. This beneficial conversion feature has been recorded as a discount to the convertible debenture. This aggregate discount to the debt of $447,520 will be amortized over the life of the debt using the effective interest method.

At a Special Meeting of the shareholders held on August 2, 2006 a proposal to amend the Certificate of Incorporation to give effect to a one-for-six reverse stock split of the common stock of the Company was approved by the stockholders. The reverse split was effected on August 4, 2006.

Pursuant to a Subscription Agreement dated January 19, 2006, the Company sold and issued to three Subscribers Convertible Notes having an aggregate principal balance of $1,250,000 which as a result of the reverse split are convertible into 166,667 (the “Note Shares”) post split shares of (post 1-for-6 stock reverse split) common stock at a post split conversion price of $7.50, and warrants to purchase 166,668 shares of (post 1-for-6 stock reverse split) common stock at a post split exercise price of $5.7474 per share (the “Conversion Price”). Pursuant to an agreement dated as of September 28, 2006, between the Company and the selling shareholders who were parties to the January 19, 2006 Subscription Agreement (the “Subscribers”), the Company reduced the warrant exercise price of warrants held by the Subscribers to $1.25 so long as such warrants were exercised by October 31, 2006, after which time the warrant exercise price would revert to $5.7474, subject to adjustment as provided in the warrants. Pursuant to an agreement between the Company and First Montauk Securities Corp. (the placement agent in the private placement with the selling shareholders who were parties to the January 19, 2006 Subscription Agreement) the Company reduced the exercise price of warrants issued to First Montauk Securities Corp. and/or its transferees to $1.25. As of January 31, 2007 all of the Subscribers and some of the First Montauk Securities Corp. warrants, amounting to 191,667 warrants were exercised at a conversion price of $1.25 per share. The Company received a Gross amount of $239,584 for these warrants.

As permitted by the January 19, 2006 Subscription Agreement, on November 30th, the Company reduced the Conversion Price to $1.10 per share. Any shares in excess of the Notes Shares will not be registered under the Securities Act of 1933, as amended, and, therefore, may not be offered for sale, pledged or hypothecated in the absence of an effective registration statement or an opinion of counsel reasonably satisfactory to the Company that such registration is not required.

CONOLOG CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

In January 2007, the Company reduced the original conversion prices of their outstanding debentures from $7.50 to $1.10. Subsequent to the reduction in the conversion price the debt holders exercised their rights to convert. The incremental consideration of the shares issued in the conversion was valued at $2,705,457 and recorded as induced conversion costs in the accompanying statement of operations.

In connection with this conversion, the amortization of deferred loan costs of $174,147 and the amortization of deferred loan discount of $363,610 were fully written off.

On March 12, 2007 we completed a private placement of an aggregate of $2,825,000, principal amount, of Convertible Debentures with eight investors. The Convertible Debentures are convertible into an aggregate of 1,412,500 shares of the common stock of the Company.

The Conversion Price of the Convertible Debentures is $2.00 per share. The investors have also received warrants to purchase an aggregate of 1,412,500 shares of the Company’s common stock at an exercise price of $2.88 per share, exercisable beginning at any time on the sooner of September 8, 2007 or the date the Company’s stockholders approves the issuance of the Company’s common stock issuable on conversion of the Convertible Debentures (if such approval is required by the applicable rules of the Nasdaq) through the fifth anniversary of the issuance. In addition, the selling agent (including certain of its employees and affiliates) was granted a warrant to acquire 282,500 shares of the Company’s common stock. The Company received net proceeds of $2,487,500. The private placement was approved by the Company’s shareholders, as required by applicable Nasdaq rules, on May 15, 2007.

On September 7, 2007, the Company’s Board of Directors voted unanimously to adjust the original conversion price of their outstanding debentures from $2.00 to $1.40 resulting in the reduction in Notes payable of $1,246,171.

On December 26, 2007, the Company’s Board of Directors voted unanimously to further adjust the original conversion price of their outstanding debentures from $1.40 to $1.05. There has been no reduction in Notes payable as of this filing.

On June 12, 2008, the Company’s Board of Directors voted unanimously to adjust the original conversion price of their outstanding debentures from $4.20 (post reversal) to $1.20 resulting in the reduction in Notes payable of $627,071.

On November 2, 2007, the Company issued and sold in a private placement (the “Private Placement”), an aggregate of 953,000 shares of common stock (the “Common Shares”) at a purchase price of $1.40 per share, and warrants to purchase 476,500 shares of the Company’s common stock, which are exercisable for a period commencing six months from November 2, 2007 for five years to November 2, 2012, at an exercise price of $1.66 per share (the “Subscriber Warrants”). From the sale of the Common Shares, the Company received net proceeds of $1,163,268 after deducting attorneys’ fees, printing fees and other miscellaneous fees related to the Private Placement.

On March 20, 2008 Conolog received a Nasdaq Staff Deficiency Letter stating that, as the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Capital Market set forth in Marketplace Rule 4310(c)(4), in accordance with Marketplace Rule 4310(c) (8)(D), the Company will be provided 180 calendar days, or until September 16, 2008, to regain compliance. If at any time before September 16, 2008, the bid price of the Company’s stock closes at $1.00 per share or more for a minimum of 10 consecutive business days Nasdaq will provide written notification that the Company complies with the rule.

CONOLOG CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

On May 21, 2008, a Special Meeting of the Company’s shareholders approved a proposed amendment to the company’s certificate of incorporation to effect a one-for-four reverse split of the Company’s common stock which was subsequently approved by the Company’s board of directors.

On June 25, 2008 Conolog received a Nasdaq Notification Letter stating that the bid price of the Company’s common stock has closed above the minimum $1.00 per share requirement for at least 10 consecutive trading days and accordingly has regained compliance with Marketplace Rule 4310 (c) (4).

On August 26, 2008 Conolog received a Nasdaq Staff Deficiency Letter stating that, as the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Capital Market set forth in Marketplace Rule 4310(c)(4), in accordance with Marketplace Rule 4310(c) (8)(D), the Company was provided 180 calendar days, or until February 23, 2009, to regain compliance. During that period the Company regained compliance and was provided with notification of compliance from NASDAQ.

On February 25, 2009, a the Annual Meeting of the Company’s shareholders approved a proposed amendment to the company’s certificate of incorporation to effect a one-for-five reverse split of the Company’s common stock which was subsequently approved by the Company’s board of directors.

A summary of the Company’s warrant activity is as follows:

		Year End July 31,		Weighted average Exercise Price
	Number of Original Warrants	2008	2009

		1 X 4	1 X 5

Balance st July 31, 2004	470,000			$1.69
Exercised September 2004	(270,000)			$1.59

	200,000	8,333	1,667	$202.80

Issued February 2005	958,549			$1.25
Exercised February 2005	(200,000)			$1.84

	758,549	31,606	6,321	$150.00

Issued July 2005	1,440,000	60,000	12,000	$40.56

Issued January 2006	1,200,000			$0.96
Exercised February 2007	(1,191,667)

	8,333	2,083	417	$25.00

Issued March 2007		423,750	84,750	$57.60
Issued November 2007		119,125	23,825	$33.20

Balance July 31,		644,897	128,979	$3.83

NOTE -11 CONVERTIBLE DEBENTURES

On March 12, 2007 a private placement of an aggregate of $2,825,000, principal amount, of Convertible Debentures was placed with eight investors. The Convertible Debentures are convertible into an aggregate of 1,412,500 shares of the common stock of the Company.

The balance of any un-converted note with simple and unpaid interest (at 6%) will mature on March 12, 2009.

CONOLOG CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

The Conversion Price of the Convertible Debentures is $2.00 per share. The investors have also received warrants to purchase an Aggregate of 1,412,500 shares of the Company’s common stock at an exercise price of $2.88 per share, exercisable beginning at any time on the sooner of September 8, 2007 or the date the Company’s stockholders approves the issuance of the Company’s common stock issuable on conversion of the Convertible Debentures (if such approval is required by the applicable rules of the Nasdaq) through the fifth anniversary of the issuance. In addition, the selling agent (including certain of its employees and affiliates) was granted a warrant to acquire 282,500 shares of the Company’s common stock.

The Company received net proceeds of $2,487,500.

On September 7, 2007, the Company’s Board of Directors voted unanimously to adjust the original conversion price of their outstanding debentures from $2.00 to $1.40 resulting in the reduction in Notes payable of $ 1,246,171.

On December 26, 2007, the Company’s Board of Directors voted unanimously to further adjust the original conversion price of their outstanding debentures from $1.40 to $1.05. There has been no reduction in Notes payable as of this filing. On June 12, 2008, the Company’s Board of Directors voted unanimously to adjust the original conversion price of their outstanding debentures from $4.20 (post reversal) to $1.20 resulting in the reduction in Notes payable of $627,071.

On September 8, 2008, The Company has reduced the exercise price of the warrants issued in connection with the Subscription Agreement, dated March 12, 2007 (the “Subscription Agreement”), from $1.20 per share to $0.50 per share. As a result of the reduction of the warrant exercise price, pursuant to Section 12 (b) of the Subscription Agreement, the conversion price of the Convertible Notes issued in connection with the Subscription Agreement is now $0.50 per share. Any shares in excess of the shares that already have been registered for sale on conversion of the Notes will not be registered under the Securities Act of 1933, as amended, and, therefore, may not be offered for sale, pledged or hypothecated in the absence of an effective registration statement or an opinion of counsel reasonably satisfactory to the Company that such registration is not required. As a result of the above reductions in exercise and conversion prices, as of October 15, 2008 investors have converted $285,042 of debt for 570,084 common stock shares. The Company recognized an Induced Conversion cost related to these conversions of approximately $180,500.

On March 9, 2009, the Company and holders of its outstanding Convertible Notes agreed that the Maturity Date of the Notes shall be August 31, 2009; the holders of the Notes may convert any principal amount or interest remaining on the Note at an applied conversion rate equal to the lessor of (A) the Fixed Conversion Price or (B) seventy-five percent of the average closing bid price of the Common Stock for the five trading days preceding the date of Notice of Conversion.

The balance of these Convertible debentures at July 31, 2009 was $ 37,950. This final note was converted on August 18, 2009.

NOTE 12-	MAJOR CUSTOMERS

The following summarizes sales to major customers (each 10% or more of net sales) by the Company:

Year Ended	Total Revenue	Sales to Major Customers	Number of Customers	Percentage of Total

2009	$1,485,298	$946,672	3	63.7%
2008	$1,220,993	$756,137	4	61.9%

CONOLOG CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

NOTE 13-	STOCK OPTION PLAN

2002 Stock Option Plan

On April 23, 2002, the Board of Directors of the Company adopted the 2002 Stock Option Plan (“the 2002 Plan”). Under the 2002 Plan, the Company may grant up to 190,000 shares of common stock as either incentive stock options under Section 422A of the Internal Revenue Code or nonqualified stock options. Subject to the terms of the 2002 Plan, options may be granted to eligible persons at any time and under such terms and conditions as determined by the 2002 Stock Option Committee (‘the Committee”). Unless otherwise determined by the Committee, each stock option shall terminate no later than ten years (or such shorter time as may be fixed by the Committee) after the date in which it was granted. The exercise price for incentive stock options must be at least one hundred percent (100%) of the fair market value of common stock as determined on the date of the grant. The exercise price for nonqualified stock options may not be granted at less than eighty-five percent (85%) of the fair market value of the shares on the date of grant.

As of July 31, 2009 and 2008, there had been no shares granted under the 2002 Plan.

NOTE 14-	SECURITIES ISSUED FOR SERVICES

During fiscal year July 31, 2009, the Company issued 25,500 shares of common stock to a consultant for services. These shares were for services that extend into the future and are amortized against invoices billed by the consultants for actual services rendered in fiscal year 2010.

During fiscal year July 31, 2008, the Company issued 25,000 shares of common stock to a consultant for services. These shares were for services that extend into the future and are amortized against invoices billed by the consultants for actual services rendered in fiscal year 2009.

These services will be performed in fiscal year 2010 and expensed at their fair value of consideration received at the date of the agreement in accordance with EITF 00-18 “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees”.

NOTE 15-	CONTINGENCIES

Meyers Associates, L.P. v. Conolog Corporation, Supreme Court of the State of New York, County of New York Index No. 600824/07.

On March 13, 2007, Meyers Associates, L.P. commenced an action against Conolog Corporation, asserting that: (1) Conolog breached a purported contract it had with Meyers pursuant to which it claims Meyers was to act as lead underwriter in connection with a Regulation D securities offering for Conolog, and (2) Conolog misappropriated a purported confidential list of potential investors. Conolog denies the allegations in the complaint and intends to vigorously defend against Meyers’s claims.

CONOLOG CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

On May 7, 2009, The Supreme Court of New York issued a Stipulation of Dismissal, dismissing all claims asserted by Meyers Associates, with prejudice.

Allen Wolfson v. Conolog Corporation, United States District Court for the Southern District of New York, Case Number 08-cv-3790.

On April 22, 2008, Allen Wolfson filed an action against Conolog Corporation, asserting that there was a breach of contract in connection with four consulting contracts allegedly entered into with “plaintiff and entities controlled by plaintiff.” On June 10, 2008, the company filed a motion to dismiss Plaintiff’s complaint on the grounds that the Court lacks personal jurisdiction over the Company or, in the alternative, for Plaintiff’s failure to state a claim upon which relief can be granted. A Stipulation of Dismissal was issued during July 2009.

NOTE 16–	RECLASSIFICATION

Certain reclassifications have been made to the July 31, 2008 consolidated financial statements to conform to the 2009 presentation. These had no effect on net loss or cash flow for the year ended July 31, 2008.

NOTE 17-	SUBSEQUENT EVENTS

Conolog Corporation (the “Company”) entered into a Subscription Agreement (the Subscription Agreement”), dated as of August 3, 2009 ( the “Closing Date”), with three investors, pursuant to which it sold an aggregate of One Million Dollars of its principal amount of secured promissory notes (the “Notes”). On the Closing Date the Company received gross proceeds of $500,000 and $500,000 (the “Escrowed Funds”) was placed in escrow pursuant to an Escrow Agreement between the Company, the Subscribers and Grushko & Mittman, as escrow agent. Pursuant to the Subscription Agreement, the Company must file a preliminary proxy statement with the Securities and Exchange Commission by September 2, 2009 seeking approval for the transactions contemplated by the Subscription Agreement and the Company must obtain approval of its shareholders within 90 days of the Closing Date (125 days if the SEC reviews the proxy statement.). Provided shareholder approval is obtained (the “Shareholder Approval”), the Company will receive the Escrowed Funds. In the event that the Shareholder Approval is not obtained (“Shareholder Rejection”), the amount of the Note will decrease to $500,000 and the Escrowed Funds will be returned to the Subscribers. The initial interest rate of the Notes is 4% per annum and upon the shareholder Approval or a Rejection the interest rate will be 8% per annum. Interest shall accrue from the date of the Closing Date and shall be payable quarterly, in arrears, commencing six months after the Closing Date and on the maturity date of the Note. The Conversion Price of the Notes is the lessor of $.78 (the “Fixed Conversion Price”) as may be adjusted (the “Initial Conversion Price”). Commencing six months after the Closing Date, the Conversion Price shall be the lessor of the Fixed Conversion Price or 75% of the lowest three closing bid prices for the Company’s common stock for the ten days prior to when the Note is converted.

The Company also issued the Subscribers Class A Warrants to purchase 1,282,051 shares of the Company’s Common Stock at $1.12 per share. The Class A warrants are exercisable for a period beginning on August 3, 2009 and terminate on August 3, 2014. Pursuant to the Subscription Agreement, the Company also issued the Subscribers a total of 40,000 class B Warrants.

The Class B Warrants entitles the Subscribers at any time after the sooner of six months from the Closing Date or after the Company obtains the Approval until July 3, 2012, to purchase up to $4,000,000 of principal amount of the Company’s 8% notes on the same terms as the Notes and 1,000 warrants to purchase 128,205 shares of the Company’s Common Stock at a per share purchase price equal to the lessor of 105 % of the closing bid price of the Company’s common stock or the exercise price of the Class A Warrants.

CONOLOG CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2009 AND 2008

For each $100,000 of principal of notes purchased pursuant to the Class B Warrants, the Subscribers will surrender 1,000 Class B Warrants.

The Notes cannot be converted to the extent such conversion would cause the Subscriber, together with such holder’s affiliates, to beneficially own in excess of 4.99% of the of the Company’s outstanding common stock immediately following such conversion.

The Company also entered into a Security Agreement pursuant to which it granted the Subscribers a security interest in its assets.

The security interest granted pursuant to the Security Agreement will terminate when the Approval is obtained or the Notes, including outstanding interest due thereon) are repaid.

The Company paid Garden State Securities, Inc., the selling agent for this transaction, a cash fee of $100,000 (10% of the aggregate gross proceeds received by the Company) and issued Garden State (or its employees) warrants to purchase 256,410 shares of the Company’s common stock (20% the shares issuable to the subscribers upon conversion of the Notes).

Immediately after the closing for the sale of the Notes, 1,841,491 shares of the Company’s common stock were issued and outstanding.

At a Special Meeting of Shareholders held on September 24, 2009, the Shareholder Approval was obtained. As a result, the Escrowed Funds were released and after the payment of fees in the amount of $50,000 to Garden State Securities, Inc., the placement agent for the transaction, the Company received net proceeds of $450,000 (prior to the deduction of other fees and expenses related to the Offering).

At the Special Meeting of Shareholders held on September 24, 2009, Shareholder approval was obtained for the Company’s 2009 Restrictive Stock Incentive Plan.

On September 28, 2009, the Company entered into an Advisory Service Agreement with Garden State Securities Inc. (GSS) to perform certain Advisory and Business services. The Board of Directors has approved the Company to issue 200,000 restricted common shares to GSS.

On October 21, 2009, Two holders of the Company’s outstanding Convertible Notes dated August 3, 2009 converted principal amounts of $221,256 and interest amounts of $3,855 and issued a total of 288,605 restricted common shares.

After the above transactions, 3,180,846 shares of the Company’s common stock were issued and outstanding.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution COMPANY PROVIDE

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.

SEC filing fee	$69.46
Legal expenses	$30,000
Accounting expenses	$5,000	*

Miscellaneous	$5,000	*
Total	$40,069.46
*Estimate

Item 14.	Indemnification of Directors and Officers

Our Certificate of Incorporation provides that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

We entered into a Subscription Agreement (the “Subscription Agreement”), dated as of August 3, 2009, with three investors, pursuant to which it sold an aggregate of One Million Dollars of our principal amount of secured convertible notes (the “Notes”).

The Conversion Price of the Notes is $.78 but in no event greater than $1.00 per share as the same may be adjusted (the “Fixed Conversion Price”). Commencing on February 3, 2010, the Conversion Price shall be the lessor of the Fixed Conversion Price or 75% of the lowest three closing bid prices for our common stock for the ten days prior to when the Note is converted.

We also issued the Subscribers Class A Warrants to purchase 2,564,103 shares of the Company’s Common Stock at $1.12 per share. The Class A warrants are exercisable for a period beginning on August 3, 2009 and terminate on August 3, 2014.

Pursuant to the Subscription Agreement, we also issued the Subscribers a total of 40,000 class B Warrants. The Class B Warrants entitles the Subscribers, until July 3, 2012, to purchase up to $4,000,000 of principal amount of our 8% notes on the same terms as the Notes. Upon the exercise of the Class B Warrants, the holder of the Class B Warrant will be issued two Class C Warrants for Each share of the Company’s common stock that would be issued on the exercise date of the Class B Warrant assuming the full conversion of the notes issued on such date. For each $100,000 of principal of notes purchased pursuant to the Class B Warrants, the Subscribers will surrender 1,000 Class B Warrants.

The Notes cannot be converted to the extent such conversion would cause the Subscriber, together with such holder’s affiliates, to beneficially own in excess of 4.99% of the of the Company’s outstanding common stock immediately following such conversion.

In connection with the sale of the note we issued the placement agent in the transaction (or its employees) warrants to purchase 256,410 shares of the Company’s common stock.

The issuance and sale of the Notes and warrants pursuant to the Subscription Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection of the Private Placement. The issuance of the warrant to the selling agent (including its employees and affiliates) was made in reliance upon the exemption provided in Section 4(2) of the Securities Act.

On October 8, 2009 we issued 200,000 shares of our restricted stock in pursuant to a consulting agreement. The issuance and sale of the theses securities was made in reliance upon the exemption provided in Section 4(2) of the Securities Act. No form of general solicitation or general advertising was conducted in connection with the issuance of the securities. The issuance and sale of the theses securities was made in reliance upon the exemption provided in Section 4(2) of the Securities Act. No form of general solicitation or general advertising was conducted in connection with the issuance of the securities.

Pursuant to a Subscription Agreement between us and seven subscribers (the “Subscribers”), dated as of November 3, 2007 (the “Subscription Agreement”), we issued and sold in a private placement 953,000 shares of common stock (the “Common Shares”) at a purchase price of $1.40 per share, and warrants to purchase 476,500 shares of our common stock at a price of $1.66 per share, which are exercisable for a period commencing six months from the issue to five years from the issue date. From the sale of the Common Shares, we received net proceeds of $1,163,438 after deducting our attorneys’ fees, printing fees and other miscellaneous fees related to the private placement. We also issued the selling agent in this transaction iincluding its employees and affiliates, warrants to purchase an aggregate of 190,600 shares of our common stock, and Grushko & Mittman, P.C., the Subscribers’ counsel, including its members (“Grushko”), warrants to purchase an aggregate of 10,000 shares of our common stock.

The issuance and sale of the Common Shares and warrants pursuant to the Subscription Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the private placement. Each of the warrants and the certificates representing the Common Shares issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such Common Shares and warrants unless registered under the Securities Act or pursuant to an exemption from such registration. Any shares of our common stock issued pursuant to the warrants shall also contain restrictive legends preventing the sale, transfer or other disposition of such shares unless registered under the Securities Act.

On March 12, 2007, pursuant to a Subscription Agreement between us and eight subscribers (the “Subscribers”), dated as of March 12, 2007 (the “March 12, 2007 Subscription Agreement”), we issued and sold in a private placement Convertible Notes having an aggregate principal balance of $2,825,000 which were convertible into 1,412,500 shares of our common stock at the initial conversion price of $2.00 per share, and warrants to purchase 1,412,500 shares of our common stock at an exercise price of $2.88 per share, which are exercisable for a period of five years from the issue date.

The sale of the Convertible Notes, including the issuance of our common stock pursuant to the convertible notes and the warrants was approved by our board of directors, and on May 15, 2007 our shareholders approved the execution of the March 12, 2007 Subscription Agreement and the related documents. From the sale of the convertible notes, we received net proceeds of $2,487,500 after deducting our attorneys’ fees, printing fees and other miscellaneous fees related to the private placement. We also issued First Montauk, the selling agent, including its employees and affiliates, warrants to purchase an aggregate of 282,500 shares of our common stock. The Company, pursuant to the March 12, 2007 Subscription Agreement

The issuance and sale of the convertible notes and warrants pursuant to the March 12, 2007 Subscription Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the private placement. Each of the Convertible Notes and warrants issued pursuant to the March 12, 2007 Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such Convertible Notes and warrants unless registered under the Securities Act. Any shares of our common stock issued pursuant to the Convertible Notes or warrants shall also contain restrictive legends preventing the sale, transfer or other disposition of such shares unless registered under the Securities Act.

On January 19, 2006 the Company entered into a Subscription Agreement (the “January 19, 2006 Subscription Agreement”), with three subscribers relating to the issuance and sale in a private placement by us of $1,250,000 principal amount of convertible notes, which were convertible into 166,667 shares of our common stock at the initial conversion price of $7.50 per share, and warrants to purchase 166,667 shares of our common stock at an initial exercise price of $5.7474 per share, which are exercisable for a period commencing on the sooner of July 18, 2006 or the date the Company’s stockholders approve the issuance of the Company’s common stock issuable on conversion of the convertible notes (if such approval is required by the applicable rules of the Nasdaq) through the fifth anniversary of the issuance. We also issued First Montauk Securities Corp., the selling agent, warrants to purchase an aggregate of 200,000 shares of our common stock on the same terms and conditions as the warrants issued to the Subscribers. The issuance and sale of the convertible notes and warrants pursuant to the January 19, 2006 Subscription Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the Private Placement. The issuance of the warrant to First Montauk (including its employees and affiliates) was made in reliance upon the exemption provided in Section 4(2) of the Securities Act. Each of the convertible notes and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants, unless registered under the Securities Act. The Company, pursuant to the January 19, 2006 Subscription Agreement, filed an Amendment No. 1 to Registration Statement on Form SB-2 on April 26, 2006, to register the shares of its common stock issuable upon conversion of the convertible notes, shares of its common stock issuable in payment of interest due on the convertible notes and shares of its common stock issuable upon the exercise of warrants.

On October 8, 2009 we authorized the issuance of 800,000 shares of our restricted common stock to our employees, directors, officers and certain consultants to the Company.

Item 16.	Exhibits

Index of Exhibits

Exhibit No.	Description of Exhibits
3.1	Certificate of Incorporation - incorporated by reference to the Registrant’s Exhibit 3.01 to Registration Statement on Form S-1 (File No. 2-31302).
3.1.1	Certificate of Amendment of Certificate of Incorporation - incorporated by reference to Exhibit 3.02 to the Registrant’s Registration Statement on Form S-1 (File No. 2-31302).
3.1.2	Certificate of Amendment of Certificate of Incorporation incorporated by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K for July 1971.
3.1.3

Certificate of Ownership and Merger with respect to the merger of Data Sciences (Maryland) into the Registrant and the change of Registrant’s name from “Data Sciences Incorporated” to “DSI Systems, Inc.” - incorporated by reference to Exhibit 3.03(a) to the Registrant’s Registration Statement on Form S-1 (File No. 2-31302).

3.1.4

Certificate of the Designation, Preferences and Relative, Participating, Option or Other Special Rights and Qualifications, Limitations or Restrictions thereof of the Series A Preferred Stock (par value $.50) of DSI Systems, Inc. - incorporated by reference to Exhibit 3.04 to the Registrant’s Registration Statement on Form S-1 (File No. 2-31302).

3.1.5

Certificate of the Designation, Preferences and Relative, Participating, Option or Other Special Rights and Qualifications, Limitations or Restrictions thereof of the Series B Preferred Stock (par value $.50) of DSI Systems, Inc. - incorporated by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K for November 1972.

3.1.6

Certificate of Ownership and Merger respecting merger of Conolog Corporation into the Registrant and the changing of the Registrant’s name from “DSI Systems, Inc.” to “Conolog Corporation” - incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K for June 1975.

3.2	Amended By-Laws - incorporated by reference to Exhibit 3(h) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 1981.
4.1	Specimen Certificate for shares of Common Stock (1)

4.2	Form of common Stock Purchase Warrant, dated January 19, 2006 (2)
4.3	Form of Convertible Note, dated January 19, 2006 (2)
4.4	Form of Common Stock Purchase Warrant, dated March 12, 2007 (3)
4.5	Form of Convertible Note, dated March 12, 2007 (3)
4.6	Form of Broker’s Common Stock Purchase Warrant, dated March 12, 2007 (3)
4.7	Form of Notes as of August 3, 2009 (6)
4.8	Form of Class A Warrants (6)
4.9	Form of Class B Warrants (6)
4.10	Form of Class C Warrants (6)
5.1	Opinion Sichenzia Ross Friedman Ference LLP (to be filed by amendment)
10.1	Employment Agreement dated June 1, 1997 between Robert Benou and Conolog Corporation (4)
10.2	Employment Agreement dated June 1, 1997 between Marc Benou and Conolog Corporation (4)
10.3	Conolog Corporation 2002 Stock Option Plan (5)
10.4	Subscription Agreement dated as of January 19, 2006, among Conolog Corporation and the subscribers named therein (2)
10.5	Form of Selling Agent Agreement, dated as of January 18, 2006 (2)
10.6	Subscription Agreement dated as of March 12, 2007 (3).
10.7	Form of Subscription Agreement between Conolog Corporation and the subscribers named therein dated as of August 3, 2009 (6)
10.8	Security Agreement dated as of August 3, 2009 (6)

21.1	List of Subsidiaries
23.1	Consent of Begell, Josephs, Levine & Company, LLC *
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

*	Filed herewith

(1)	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 33-92424).

(2)	Incorporated by reference to Registrant’s Report on Form 8-K filed on January 25, 2006.

(3)	Incorporated by reference to Registrant’s Report on Form 8-K filed on March 14, 2007

(4)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 0-8174) as filed on September 12, 1997.

(5)	Incorporated by reference to the Registrant’s Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed on June 25, 2003.

(6)	Incorporated by reference to the Registrant’s Report on Form 8-K filed on August 6, 2009.

Item 17.	Undertakings

1. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          2. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

                          (i) If the registrant is relying on Rule 430B:

                                      (A) For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                                      (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

                          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          6. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on November 30, 2009.

CONOLOG CORPORATION
A Delaware corporation

By:	/s/ Robert Benou

Robert Benou
Its:	Chief Executive Officer
(Principal Executive Officer, Principal
Financial Officer and Principal
Accounting Officer)

Each person whose signature appears below constitutes and appoints Robert Benou and Marc Benou and each of them, their true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacities	Date

/s/ Robert S. Benou
Chief Executive Officer, and Chairman
Robert S. Benou	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	November 30, 2009

/s/ Marc R. Benou
	President, Chief Operating Officer and Director	November 30, 2009
Marc R. Benou

/s/ Louis S. Massad
	Director	November 30, 2009
Louis S. Massad

/s/ Edward J. Rielly
	Director	November 30, 2009
Edward J. Rielly

/s/ David M. Peison
	Director	November 30, 2009
David M. Peison